EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among:
WINDSTREAM HOLDINGS, INC.,
a Delaware corporation;
BEETHOVEN MERGER SUBSIDIARY, INC.,
a Delaware corporation; and
BROADVIEW NETWORKS HOLDINGS, INC.,
a Delaware corporation
___________________________
Dated as of April 12, 2017
___________________________

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Article 1.	DESCRIPTION OF TRANSACTION 1

Section 1.1	The Merger 1

Section 1.2	Effects of the Merger 2

Section 1.3	Closing; Effective Time of the Merger 2

Section 1.4	Certificate of Incorporation and Bylaws; Directors and Officers 3

Section 1.5	Conversion of Capital Stock 3

Section 1.6	Closing of the Company’s Transfer Books 4

Section 1.7	Payment Fund; Surrender of Stock Certificates and Book-Entry Shares 4

Section 1.8	Appraisal Rights 6

Section 1.9	Company Warrants 6

Section 1.10	Withholding 6

Article 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 7

Section 2.1	Due Organization and Good Standing; Subsidiaries 7

Section 2.2	Charter Documents 8

Section 2.3	Capitalization; Etc 8

Section 2.4	SEC Filings; Company Financial Statements 9

Section 2.5	Internal Controls and Procedures 10

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Section 2.6	Absence of Certain Changes 10

Section 2.7	IP Rights 10

Section 2.8	Real Property 13

Section 2.9	Contracts 14

Section 2.10	Compliance with Legal Requirements 16

Section 2.11	Legal Proceedings; Orders 16

Section 2.12	Governmental Authorizations; Regulatory Matters 17

Section 2.13	Tax Matters 18

Section 2.14	Employee Benefit Plans 19

Section 2.15	Labor Matters 21

Section 2.16	Environmental Matters 21

Section 2.17	Affiliated Transactions 22

Section 2.18	Insurance 22

Section 2.19	Authority; Binding Nature of Agreement 23

Section 2.20	Non-Contravention; Consents 23

Section 2.21	Takeover Provisions 23

Section 2.22	Board Approval 24

Section 2.23	Opinion of Financial Advisor 24

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Section 2.24	Brokers; Expenses of Advisors 24

Section 2.25	Customers and Vendors 24

Section 2.26	Majority Stockholder Package and Stockholder Notice 25

Section 2.27	Foreign Corrupt Practices Act 26

Section 2.28	Government Contracts 26

Section 2.29	No Other Representations or Warranties 27

Article 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 27

Section 3.1	Due Organization; Etc 27

Section 3.2	Ownership and Operations of Merger Sub 27

Section 3.3	Legal Proceedings; Orders 27

Section 3.4	Authority; Binding Nature of Agreement 27

Section 3.5	Non-Contravention; Consents 28

Section 3.6	Not an Interested Stockholder 28

Section 3.7	Financing 28

Section 3.8	Solvency 29

Section 3.9	Ownership of Company Common Stock 29

Section 3.10	Majority Stockholder Package and Stockholder Notice 29

Section 3.11	Regulatory Approvals 29

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Section 3.12	Independent Review; Non-Reliance 30

Section 3.13	No Other Company Representations and Warranties 30

Section 3.14	Brokers 31

Section 3.15	Absence of Certain Agreements 31

Article 4.	COVENANTS 31

Section 4.1	Interim Operations of the Company 31

Section 4.2	No Solicitation 35

Section 4.3	Filings; Other Actions 37

Section 4.4	Access 40

Section 4.5	Notification of Certain Matters 40

Section 4.6	Publicity 41

Section 4.7	Employee Benefits 41

Section 4.8	Indemnification; Directors’ and Officers’ Insurance 42

Section 4.9	Stockholder Consent; Stockholder Notice 45

Section 4.10	Debt Payoff Letter 46

Section 4.11	Treatment of Company Indenture 46

Section 4.12	Transaction Litigation 47

Section 4.13	Director and Officer Resignations 47

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Article 5.	CONDITIONS TO THE MERGER 47

Section 5.1	Conditions to Each Party’s Obligation to Effect the Merger 47

Section 5.2	Conditions to Obligations of Parent and Merger Sub 48

Section 5.3	Conditions to Obligation of the Company 48

Section 5.4	Frustration of Closing Conditions 49

Article 6.	TERMINATION 49

Section 6.1	Termination 49

Section 6.2	Effect of Termination 51

Section 6.3	Termination Fee 51

Article 7.	MISCELLANEOUS PROVISIONS 53

Section 7.1	Amendment 53

Section 7.2	Waiver 53

Section 7.3	No Survival of Representations and Warranties 53

Section 7.4	Entire Agreement; Counterparts 53

Section 7.5	Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL 53

Section 7.6	Remedies; Specific Performance 54

Section 7.7	Payment of Expenses 55

Section 7.8	Assignability; Third Party Rights 55

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Section 7.9	Notices 55

Section 7.10	Severability 56

Section 7.11	Obligation of Parent 56

Section 7.12	Construction 56
Exhibit A    Certain Definitions
Exhibit B    Form of Stockholder Consent

6

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 12, 2017, by and among Windstream Holdings, Inc., a Delaware corporation (“Parent”), Beethoven Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned, indirect Subsidiary of Parent (“Merger Sub”), and Broadview Networks Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, Merger Sub is a direct, wholly-owned Subsidiary of Windstream Services, LLC, a Delaware limited liability company (“Services”);
WHEREAS, the board of directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the Transactions; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;
WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent and Merger Sub entering into this Agreement, the Company has agreed to use its reasonable best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such stockholders will approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the Delaware General Corporation Law (“DGCL”) as more particularly set forth in this Agreement;
WHEREAS, the board of directors of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the Transactions; and
WHEREAS, immediately following the execution of this Agreement, Services, as the sole stockholder of Merger Sub, will act by written consent to approve and adopt this Agreement in accordance with the DGCL.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
Article 1.DESCRIPTION OF TRANSACTION
Section 1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)), Merger Sub shall be merged with and into the Company in accordance with the DGCL (the merger of Merger Sub into the Company being referred to as the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and a direct, wholly-owned Subsidiary of Services (the “Surviving Corporation”) and shall continue its corporate existence under the DGCL.
Section 1.2    Effects of the Merger.
(a)    At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.
(b)    If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 1.3    Closing; Effective Time of the Merger.
(a)    The consummation of the Transactions (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m. on the second Business Day after the satisfaction or waiver (to the extent permitted by Legal Requirements) of the last of the conditions set forth in Article 5 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at Closing), unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”
(b)    Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger that has been duly executed in accordance with, and in such form as required by, the relevant provisions of the DGCL shall be filed by Parent and the Company with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.4    Certificate of Incorporation and Bylaws; Directors and Officers.
(a)    Subject to the provisions of Section 4.8(a) of this Agreement, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of the certificate of incorporation and bylaws of Merger Sub (except that the name of the Company shall be the name of the Surviving Corporation) and, as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of this Agreement, the DGCL and such certificate of incorporation and bylaws
(b)    The directors and officers of Merger Sub immediately before the Effective Time will be the initial directors and officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.5    Conversion of Capital Stock.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of securities of the Company:
(i)    any shares of Company Common Stock held in the Company’s treasury or held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor;
(ii)    any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be issued or delivered in exchange therefor;
(iii)    each issued and outstanding share (other than shares to be cancelled in accordance with Section 1.5(a)(i) or Section 1.5(a)(ii)) of Company Common Stock shall be converted into and shall thereafter represent the right to receive $6.98 in cash, without interest (the “Per Share Amount”). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (“Stock Certificates”) shall cease to have any rights with respect thereto except the right to receive the Merger Consideration; and
(iv)    each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

For purposes of this Agreement, the term “Merger Consideration” means the cash payable to the stockholders of the Company pursuant to Section 1.5(a)(iii).
(b)    If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock by reason of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per Share Amount and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing contained in this Section 1.5(b) shall be deemed to permit any action that Parent or the Company is otherwise prohibited from taking pursuant to this Agreement.
Section 1.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Stock Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby (or the right to appraisal rights as provided in Section 1.8 with respect to Dissenting Shares); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.
Section 1.7    Payment Fund; Surrender of Stock Certificates and Book-Entry Shares.
(a)    On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Paying Agent”). Immediately prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5(a) (the funds so deposited with the Paying Agent being referred to as the “Payment Fund”).
(b)    Promptly (and in any event within two Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5(a)(iii): (i) a letter of transmittal in form and substance mutually agreeable to Parent and the Company (which shall specify that delivery of Stock Certificates and Book-Entry Shares shall be effected, and risk of loss and title to the Stock Certificates and Book-Entry Shares shall pass, in the case of Stock Certificates, upon delivery of the Stock Certificates (or appropriate affidavits of loss in lieu thereof) to the Paying Agent and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in such letter of transmittal); and (ii) customary instructions for use in effecting the surrender of Stock Certificates (or appropriate affidavits of loss in lieu thereof) and Book-Entry Shares in exchange for the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares. Upon delivery of Stock Certificates (or appropriate affidavits of loss in lieu thereof) and/or Book-Entry Shares to the Paying Agent, together with a validly executed letter of transmittal that is duly completed in accordance with the instructions thereto, and such other documents as may be customarily required by the Paying Agent, the holder thereof shall be entitled to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered is registered so long as: (A) such Stock Certificates shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer; and (B) the Person requesting such payment shall either (1) pay any transfer or other non-income Taxes required by reason of such payment to a Person other than the registered holder of such Stock Certificate or Book-Entry Shares, or (2) establish to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby. No interest will be paid on the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.
(c)    If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.7(b), upon the making of an appropriate affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the provision by such Person of an indemnity, in form and substance reasonably satisfactory to Parent or the Paying Agent, against any claim that may be made against it with respect to such Stock Certificate, Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Stock Certificate the applicable Merger Consideration.
(d)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Legal Requirements, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. Any former holders of Stock Certificates and/or Book-Entry Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to the Surviving Corporation and/or Parent for payment of, and only as a general creditor thereof, their claim for the Per Share Amount (without interest and subject to abandoned property, escheat, and other similar Legal Requirements), payable with respect to each of the shares of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e)    The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent upon demand following the one-year anniversary of the Closing Date. Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates and/or Book-Entry Shares to receive Merger Consideration.
Section 1.8    Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who is entitled to make and has made a valid demand for appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal, but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares of Common Stock shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 1.5(a), without interest thereon, following the surrender of the Stock Certificate(s) and/or Book-Entry Shares representing such shares. The Company shall give Parent prompt notice of the Company’s receipt of any written demand for appraisal pursuant to the DGCL, any withdrawals of any such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case, prior to the Effective Time. Except with the prior written consent of Parent, the Company shall not (i) make any payment or commitment with respect to, or offer to settle or settle, any such demands or (ii) waive any failure to perfect any right to appraisal or timely take any other action to perfect appraisal rights in accordance with Section 262 of the DGCL.
Section 1.9    Company Warrants. As a result of the Exercise Price (as defined in each Company Warrant) being in excess of the value of the Per Share Amount that would otherwise be payable with respect to such Company Warrant, at and as of the Effective Time, each outstanding and unexercised Company Warrant shall, pursuant to Section 4(b)(ii) of such Company Warrant, be cancelled for no consideration without any further action and shall no longer be exercisable. Prior to the Effective Time, the Company shall take all necessary steps to effect the termination of the Company Warrants as described herein.
Section 1.10    Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to withhold from any cash consideration payable pursuant to this Article 1 to any holder or former holder of Company Common Stock such amounts as the Paying Agent, Parent, the Company or the Surviving Corporation is required to withhold from such consideration under the Code or any corresponding provision of applicable tax law. Each of the

Paying Agent, Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Entity. Any such amounts so withheld shall be considered paid to the Person for whom such withholding was made for all purposes of this Agreement.
ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company SEC Documents (provided, that, nothing disclosed in any such Company SEC Document shall be deemed to be a qualification or modification to the representations and warranties set forth in Section 2.3), excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer, and any other statements that are similarly predictive, cautionary or forward-looking in nature or (ii) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other section or subsection):
Section 2.1    Due Organization and Good Standing; Subsidiaries.
(a)    Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own or lease, as applicable, its properties and assets and conduct its business in the manner in which its business is currently being conducted. Except as set forth in Section 2.1(a) of the Company Disclosure Schedule, the Company and each Subsidiary (to the extent that the laws of the applicable jurisdictions recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where its ownership of leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be in good standing or to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    Section 2.1(b) of the Company Disclosure Schedule contains a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 2.1(b) of the Company Disclosure Schedule, none of the Company or its Subsidiaries directly or indirectly beneficially owns any Equity Interests in any other Person other than a Subsidiary of the Company.

Section 2.2    Charter Documents. The Company has delivered or made available to Parent copies of the Company’s (Eleventh Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws of the Company, as amended through the date hereof, the “Company Governing Documents”). The Company Governing Documents are in full force and effect, and the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of the Company Governing Documents. Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of the charter and bylaws or similar organizational or governing documents of each Subsidiary of the Company, and all amendments thereto, each as amended through the date hereof (collectively, the “Subsidiary Governing Documents”). Except as set forth in Section 2.2 of the Company Disclosure Schedule, the Subsidiary Governing Documents are in full force and effect, and each Subsidiary of the Company is, and at all relevant times, has been, in compliance in all material respects with the terms of its Subsidiary Governing Documents.
Section 2.3    Capitalization; Etc.
(a)    The authorized capital stock of the Company consists of: (i) 19,000,000 shares of Company Common Stock, of which 9,993,120 shares of Company Common Stock had been issued and were outstanding as of the date hereof (the “Capitalization Date”) and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding as of the Capitalization Date.
(b)    As of the Capitalization Date 1,704,000 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants. The exercise price of each outstanding Company Warrant is greater than the Per Share Amount.
(c)    All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 2.3(c)of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of the Company or any Subsidiary thereof or (ii) outstanding security, instrument or obligation of the Company or any Subsidiary thereof that is or may become convertible into or exchangeable for any shares of the capital stock of the Company or any Subsidiary thereof.
(d)    Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote with the stockholders of the Company or the stockholders or other equity holders of any such Subsidiary on any matter as a result of holding any such instrument. Other than the Stockholders’ Agreement, dated as of November 13, 2012, among the Company and the Persons identified as “Holders” therein (the “Company Stockholders’ Agreement”) there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interests of the Company or any of its Subsidiaries.
(e)    Section 2.3(e) of the Company Disclosure Schedule sets forth the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries as of the date of this Agreement.

(f)    Section 2.3(f) of the Company Disclosure Schedule sets forth the amount of cash payable under the Management Incentive Plan.
Section 2.4    SEC Filings; Company Financial Statements.
(a)    As of the time it was filed with, or furnished to, the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act applicable to such Company SEC Document (to the extent applicable to the Company); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document. The Company has timely filed or furnished the Company SEC Documents with or to the SEC and the Company SEC Documents constitute all forms, statements, documents and reports, together with any amendments required to be made with respect thereto, required to be filed or furnished by the Company prior to the date hereof with the SEC since January 1, 2014.
(b)    The financial statements (including any related notes) contained in the Company SEC Documents since January 1, 2014 (the “Company Financial Statements”) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments).
(c)    The Company does not have any liabilities or obligations, whether or not absolute, accrued, known or unknown, contingent or otherwise, nor to the Knowledge of the Company, does any basis exist therefor, except for: (i) liabilities accrued or disclosed in the Company Financial Statements (including any related notes) contained in the Company SEC Documents; (ii) liabilities incurred since September 30, 2016 in the ordinary course of business consistent with past practice, which have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (iii) liabilities incurred in connection with the Transactions; and (iv) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. There are no off balance sheet arrangements of any type (including any off balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents that would, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.
(d)    Section 2.4(d) of the Company Disclosure Schedule sets forth, (i) as of March 31, 2017, (a) the aggregate cash on hand of the Company and its Subsidiaries, (b) the outstanding principal amount of all indebtedness for borrowed money of the Company and its Subsidiaries and

(c) all accrued but unpaid interest with respect to indebtedness for borrowed money of the Company and its Subsidiaries, and (ii) (A) all fees and other amounts payable to brokers, finders, financial advisors or investment bankers, including Jefferies, LLC and Houlihan Lokey, Inc., in connection with the Transactions and (B) the amount of cash payable under the Transaction Bonuses.
Section 2.5    Internal Controls and Procedures. The Company and each of its Subsidiaries has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (a) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (b) has disclosed to the Company’s auditors and the audit committee of the board of directors of the Company (and made summaries of such disclosures available to Parent) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
Section 2.6    Absence of Certain Changes. Except as set forth in Section 2.6 of the Company Disclosure Schedule, between September 30, 2016 and the date of this Agreement:
(a)    no event has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company;
(b)    the Company and its Subsidiaries have operated their businesses in the ordinary course of business consistent with past practice in all material respects;
(c)    no action has been taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(a)-(g), (k), (l), (o)-(v) or (w); and
(d)    the Company has not entered into any agreement to take any of the actions referred to in Section 4.1(a)-(g), (k), (l), (o)-(v) or (w).
Section 2.7    IP Rights.
(a)    Section 2.7(a)of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, setting forth (i) all material IP Rights owned by any of the Company and its Subsidiaries and used or offered for use in the conduct of the business (the “Owned IP Rights”) and (ii) the Company and its Subsidiaries’ existing registrations, applications for registration, and patents/patent applications for or with respect to any of the Owned IP Rights. Except as set forth on Section 2.7(a)of the Company Disclosure Schedule, none of the Owned IP

Rights has ever been the subject of any interference, re-issue, re-examination, opposition, cancellation or similar invalidation proceeding. The Company and its Subsidiaries have valid rights to use the Owned IP Rights, free and clear of all Liens other than Permitted Liens, as necessary to conduct their business in the manner in which such business is currently being conducted. Except as set forth on Section 2.7(a)of the Company Disclosure Schedule, the Company and its Subsidiaries have taken all customary, reasonable or prudent steps to protect and enforce their Owned IP Rights and have not taken any action or failed to take any action that would reasonably be expected to result in the continuing infringement, abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Owned IP Rights.
(b)    Except as set forth on Section 2.7(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have not granted to any Person any license, option or other rights to use any Owned IP Rights, whether or not requiring the payment of royalties. The Owned IP Rights are in good standing, held in compliance with all applicable Legal Requirements and enforceable by the Company and its Subsidiaries and are not subject to any maintenance fees, taxes or other actions falling due within 90 days after the Closing Date. The Company and its Subsidiaries own, or have valid rights to use or license, all material IP Rights that are necessary to enable them to conduct their business in the manner in which such business is currently being conducted.
(c)    All registered trademarks, registered service marks, patents, registered copyrights and domain names held by the Company and its Subsidiaries are valid and subsisting; no product or service marketed or sold by the Company infringes any IP Rights owned by any other Person in any material respect; and, to the Knowledge of the Company, no other Person is infringing any IP Rights owned by the Company and its Subsidiaries. No material lawsuit, court action or other court proceeding (“Legal Proceeding”) is pending (or, to the Knowledge of the Company, threatened) against the Company and its Subsidiaries that is based upon any claim that the Company and its Subsidiaries is infringing any IP Rights owned by any other Person. The use by the Company and its Subsidiaries of their respective Owned IP Rights as used in the business as currently conducted does not and will not conflict with, infringe upon or otherwise violate the rights of any other Person in or to such Owned IP Rights in any material respect.
(d)    Section 2.7(d)of the Company Disclosure Schedule sets forth all material IP Rights that is licensed by the Company and its Subsidiaries and used in the conduct of the Business, including but not limited to Open Source Software (as defined below), and the inbound licensing of software used in the conduct of the Business, whether linked, accessed from, embedded or compiled into Owned IP Rights (the “Licensed IP Rights”) and the names of the licensors of such Licensed IP Rights. The Company and its Subsidiaries are in material compliance with all of the Licensed IP Rights. Except as set forth in Section 2.7(d)of the Company Disclosure Schedule, the Company and its Subsidiaries have no obligation to compensate any Person for the license of any Licensed IP Rights. Except as set forth on Section 2.7(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have not granted to any Person any license, option or other rights to use any of the Licensed IP Rights, whether or not requiring the payment of royalties. No license for any Licensed IP Rights will terminate by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated thereby and except as set forth on Section 2.7(d) of the Company Disclosure Schedule, no consents are required. The

Company and its Subsidiaries have valid rights to use or license to the Licensed IP Rights, free and clear of all Liens other than Permitted Liens, as necessary to conduct their business in the manner in which such business is currently being conducted. The use by the Company and its Subsidiaries of the Licensed IP Rights does not conflict with, infringe upon or otherwise violate the rights of any other Person in or to such Licensed IP Rights. The Company and its Subsidiaries have not received notice of any Legal Proceeding and to its Knowledge there are no threatened Legal Proceedings by any Person (i) relating to the Company’s and its Subsidiaries’ use of any Licensed IP Rights or (ii) claiming that such Person has any ownership of, right to use or other rights with respect to any Licensed IP Rights or Owned IP Rights.
(e)    The Licensed IP Rights and the Owned IP Rights constitute all of the material IP Rights necessary to conduct the business of the Company and its Subsidiaries in the manner in which such business is currently being conducted.
(f)    All material software owned by the Company and its Subsidiaries is free of material defects and malfunctions, and performs in all material respects in accordance with all applicable specifications and, except as set forth on Section 2.7(f) of the Company Disclosure Schedule, was not integrated or used with any software, software development toolkits, databases, libraries, scripts, or other similar modules of software that are subject to “open source” or similar license terms including, without limitation, the GNU General Public License and the GNU Limited General Public License (“Open Source Software”).
(g)    Except as set forth in Section 2.7(g) of the Company Disclosure Schedule, no software source code for any Owned IP Rights has been delivered, licensed, or made available to any escrow agent or other Person that is not an employee, contractor or consultant for the Company subject to an obligation of confidentiality to the Company. The Company has no obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Owned IP Rights to any escrow agent or other Person that is not an employee, contractor or consultant for the Company subject to an obligation of confidentiality to the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any software source code for any Owned IP Rights to any other Person that is not an employee, contractor or consultant for the Company subject to an obligation of confidentiality to the Company. Neither the Company nor any of its Subsidiaries is in violation of any material term of a license agreement under which the Open Source Software identified in Section 2.7(f) of the Company Disclosure Schedule is licensed to the Company or any of its Subsidiaries, nor to the Knowledge of the Company or any of its Subsidiaries, is the Company or its Subsidiaries subject to any copyright infringement claim, nor is there any basis therefore, as a result of noncompliance with such license agreements. No Open Source Software identified in Section 2.7(f) of the Company Disclosure Schedule requires the Company to (i) license or distribute the Owned IP Rights for free or for a limited charge to one or more third parties, or (ii) distribute the software source code of the Owned IP Rights to one or more third parties.
(h)    Except as set forth on Section 2.7(h) of the Company Disclosure Schedule, all software owned by, and material to the business of, the Company and its Subsidiaries is (i) free of all viruses, back doors, trap doors, Trojan horses and all other malicious or destructive code software routines that may or may be used to permit unauthorized access to software, hardware or data or modify, delete, damage, disable, erase, interrupt, interfere with or otherwise harm the same; (ii) free of software code designed for surveillance purposes or to identify, track or obtain information from or about a user without that user’s knowledge and affirmative consent may or may be used to permit unauthorized access to software, hardware or data or modify, delete, damage, disable, erase, interrupt, interfere with or otherwise harm the same; (iii) accompanied by sufficient information, documentation and tools to enable use, repair and maintenance of said software; and (iv) not subject to any source code escrow agreement or any other agreement requiring the disclosure of source code to any third party. Other than as set forth on Section 2.7(h) of the Company Disclosure Schedule for Open Source Software, the Company and its Subsidiaries have not provided, directly or indirectly, the source code for any software to any other Person or by license, transfer, sale, escrow or otherwise which would enable any Person to reverse engineer, disassemble or decompile any such software to create such source code.
(i)    With respect to any Owned IP Rights that have been developed by or on behalf of the Company and its Subsidiaries, the Company and its Subsidiaries have a policy requiring each of its (x) employees to execute a written agreement, in the form attached as an annex to Section 2.7(i)(x) of the Company Disclosure Schedule, assigning to the Company and/or its Subsidiaries all rights to such Owned IP Rights, and (y) independent contractors hired to write software code on behalf of the Company and/or its Subsidiaries, whom the Company and/or its Subsidiaries directly or indirectly paid for such code, to execute a written agreement, in the form attached as an annex to Section 2.7(i)(y) of the Company Disclosure Schedule, whereby each such independent contractor assigns to the Company and/or its Subsidiaries, all right, title and interest in such code in the Owned IP Rights. To the Knowledge of the Company, all such current and former employees and independent contractors have executed and delivered to the Company such agreements and there has been no violation of the policy referenced in this Section 2.7(i). To the Knowledge of the Company, no former or current Company Employee has entered into any written agreement with a third party that restricts or limits in any way the scope or type of work in which either the Company and its Subsidiaries or any Company Employee may be engaged, or which requires the Company or any Company Employee to transfer or assign any intellectual property rights, or disclose information concerning his or her work to anyone other than the Company or its Subsidiaries.
Section 2.8    Real Property.
(a)    The Acquired Entities do not own, or have an equitable ownership interest in, any real property.
(b)    Section 2.8(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each parcel of real property leased or subleased by any of the Acquired Entities (the “Leased Real Property”) and the lease agreements (including any amendments, modifications and notices thereto and any guaranties given in connection therewith) relating to the Leased Real Property (the “Real Property Lease(s)”). The Company or its Subsidiaries, as the case may be, has undisturbed and exclusive possession of the Leased Real Property. Each Real Property Lease constitutes a valid and binding obligation of the applicable

Acquired Entity, as the case may be, is in full force and effect for the term thereof, and is the only lease, agreement or understanding between the applicable Landlord and the applicable Acquired Entity affecting the Leased Real Property described therein. Except as set forth on Section 2.8(b) of the Company Disclosure Schedule, the Real Property Leases have not been modified, changed, altered, supplemented or amended in any respect, nor have any provisions thereof been waived. No portion of the Leased Real Property has been sublet and no Acquired Entity has assigned, transferred or encumbered any of its rights or interest under a Real Property Lease to which it is a party. No event has occurred and no condition exists that constitutes, or that with the giving of notice or the lapse of time or both, would constitute, a default by an Acquired Entity or, to the Knowledge of Company, any landlord under a Real Property Lease.
Section 2.9    Contracts.
(a)    Except for this Agreement, as set forth in Section 2.9(a) of the Company Disclosure Schedule, and the Company Contracts with the Major Customers, neither the Company nor any of its Subsidiaries is a party to or bound by any contract currently in effect (other than a Company Plan or a Company Contract in respect of the Leased Real Property) that as of the date of this Agreement:
(i)    (A) required expenditures by the Company or any Subsidiary thereof in excess of $500,000 for the 2016 fiscal year or (B) is expected to require expenditures by the Company or any Subsidiary thereof in excess of $500,000 per annum during the 2017 fiscal year or any year thereafter;
(ii)    (A) resulted in revenues to the Company or any Subsidiary thereof in excess of $500,000 for the 2016 fiscal year or (B) is expected to result in revenues to the Company or any Subsidiary thereof in excess of $500,000 per annum during the 2017 fiscal year or any year thereafter;
(iii)    (A) contains any non-compete or exclusivity provisions that restrict the conduct of any line of business by the Company or any Subsidiary of the Company or in any geographic area, (B) contains a right of first refusal, first offer or first negotiation with respect to any asset owned by the Company or its Subsidiaries that is material to the Company and its Subsidiaries or (C) contains any “most favored nation” or similar provision;
(iv)    provides for (A) a license or other grant of rights to the Company or any Subsidiary of the Company from a third party of IP Rights (other than Ordinary Course Inbound Licenses), (B) a license or other grant of rights by the Company or any Subsidiary of the Company to a third party of IP Rights (other than Ordinary Course Outbound Licenses) or (C) the development of any IP Rights by a third party on behalf of the Company or any Subsidiary of the Company, in each case, which provided for payments to or from the Company or any Subsidiary thereof in excess of $250,000 for the 2016 fiscal year, or is expected to provide for payments to or from the Company or any Subsidiary thereof in excess of $250,000 per annum during the 2017 fiscal year or any year thereafter;

(v)    is a partnership, joint venture, limited liability company or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party;
(vi)    (A) that is a capital lease obligation of the Company or its Subsidiaries, or (B) pursuant to which any Indebtedness (other than as described in subclause (A)) of the Company or any Subsidiary of the Company, in each case, in an aggregate principal amount in excess of $500,000 is outstanding, other than any contract between or among the Company and/or wholly-owned Subsidiaries of the Company;
(vii)    provides for a guarantee by the Company or any Subsidiary of the Company of Indebtedness of any third party;
(viii)    provides for the acquisition or disposition by the Company or any Subsidiaries of the Company of any properties or assets (except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice), pursuant to which the Company or any Subsidiary of the Company has any ongoing indemnification, earn-out or other contingent obligations;
(ix)    provides for the settlement of one or more claims against the Company or any Subsidiary of the Company pursuant to which the Company or any Subsidiary of the Company is obligated to make a payment in excess of $100,000 individually;
(x)    any collective bargaining agreements with any labor union;
(xi)    relates to indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than any contract between or among the Company and/or wholly-owned Subsidiaries of the Company;
(xii)    is a collocation agreement;
(xiii)    is a channel partner agreement that required expenditures by the Company or any Subsidiary thereof in excess of $100,000 during the 2016 fiscal year or is expected to result in required expenditures by the Company or any Subsidiary thereof in excess of $100,000 per annum during the 2017 fiscal year or any year thereafter; or
(xiv)    would prohibit or is reasonably likely to materially delay the consummation of the Merger.
All contracts of the type listed in subsections (i)-(xiv) of Section 2.9(a) of the Company Disclosure Schedule, together with all interconnection agreements to which the Company or a Subsidiary thereof is a party (each, an “Interconnection Agreement”), are collectively referred to herein as “Material Contracts”.
(b)    Neither the Company nor any Subsidiary of the Company is in breach of or default under the material terms of any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the material terms of any

Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirement, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (“Enforceability Exceptions”).
(c)    All Interconnection Agreements include the general terms, conditions and pricing for any unbundled network elements (“UNEs”), collocation or other network facilities or services provided under Sections 251 and 252 of the Telecommunications Act of 1996 to the Company or any Subsidiary thereof by the incumbent local exchange carriers (“ILECs”). An Interconnection Agreement has been obtained and is effective for each ILEC territory in which the Company or any Subsidiary thereof operates. The Company and its Subsidiaries pay for network facilities and services provisioned under the Interconnection Agreements at rates no higher than those rates approved in the most recent TELRIC cost order from each respective State PSC in states in which the Company or any of its Subsidiaries has Interconnection Agreements.
(d)    Other than Material Contracts, neither the Company nor any of its Subsidiaries is a party to or bound by any contract currently in effect (other than a Company Plan) that as of the date of this Agreement is a “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K of the SEC).
(e)    A true and complete copy of each Material Contract (including all amendments, supplements and modifications thereto through the date hereof) has been made available to Parent in the online “Project Teton Phase 2” data room hosted by Intralinks. Any copy of such a Material Contract available in such data room that is not fully executed is identical to the fully executed copy of such Material Contract that has either been lost or misplaced, and such Material Contract, despite the missing signature(s), is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
Section 2.10    Compliance with Legal Requirements. Each Acquired Entity is, and since December 31, 2015 has been, in compliance in all material respects with all Legal Requirements applicable to its business, including those related to privacy, data protection or the collection and use of personal information gathered or used by such Acquired Entity.
Section 2.11    Legal Proceedings; Orders.
(a)    Except as set forth on Section 2.11(a) of the Company Disclosure Schedule, there is no material Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against any of the Acquired Entities;
(b)    there is no material order or judgment specific to any of the Acquired Entities to which any of the Acquired Entities is subject; and

(c)    no material investigation, inquiry or review by any Governmental Entity with respect to any of the Acquired Entities is pending or, to the Company’s Knowledge, is being threatened.
Section 2.12    Governmental Authorizations; Regulatory Matters.
(a)    (i) the Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable them to conduct their businesses in the manner in which such businesses are currently being conducted; (ii) the Governmental Authorizations held by the Company and its Subsidiaries are, in all material respects, valid and in full force and effect; and (iii) the Acquired Entities are in compliance, in all material respects, with the terms and requirements of such Governmental Authorizations. Since January 1, 2016, no Subsidiary of the Company has received any written notice from any Governmental Entity: (A) asserting any material violation of any term or requirement of any material Governmental Authorization held by such Subsidiary; or (B) notifying such Subsidiary of the revocation or withdrawal of any material Governmental Authorization held by such Subsidiary.
(b)    The Company and its Subsidiaries hold, and Section 2.12(b) of the Company Disclosure Schedule sets forth a list of, (i) all permits, approvals, authorizations, certificates, registrations and licenses issued by the FCC or the state public service or public utility commissions or other similar state regulatory bodies (“State PSCs”), and (ii) all other material local or municipal regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted by a Governmental Entity (collectively, as described in (i) and (ii), the “Company Licenses”), in each case, that are required for the Company and each of its Subsidiaries to conduct its business, as presently conducted.
(c)    Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified. No Company License is subject to (i) any material conditions or requirements that have not been imposed generally upon licenses in the same service, or (ii) any pending proceeding by or before the FCC or State PSCs to suspend, revoke or cancel such Company License, or any judicial review of a decision by the FCC or State PSCs with respect thereto. To the Knowledge of the Company, there has not been any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).
(d)    The licensee of each Company License is in compliance in all material respects with such Company License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies and orders of the FCC or similar state telecommunications laws and the rules, regulations, written policies and orders of State PSCs, except for exemptions, waivers or similar concessions or allowances. No Company License, order or other agreement obtained from, issued by or concluded with any State PSC would impose restrictions on the ability of any Subsidiary of the Company to make payments, dividends or other distributions to the Company or any other Subsidiary of the Company that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by other State PSCs.
Section 2.13    Tax Matters.
(a)    Except as set forth in Section 2.13 of the Company Disclosure Schedule: (i) there are no material federal, state, county or local Taxes due and payable by the Company or any of its Subsidiaries which have not been timely paid; (ii) the provisions for Taxes in the Company Financial Statements are sufficient for the payment of all material accrued and unpaid federal, state, county and local Taxes of the Company and its Subsidiaries whether or not assessed or disputed as of the respective dates of the balance sheets included in such Company Financial Statements; (iii) each of the Acquired Entities has duly and timely filed all material federal, state, county and local Tax Returns required to have been filed by them and there are in effect no waivers of applicable statutes of limitations with respect to material Taxes for any year; (iv) no federal or state Tax audit of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for any such Tax audit; (v) there are no Liens for Taxes on any assets of the Company or its Subsidiaries (except for statutory liens for Taxes not yet due and payable); (vi) each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax Returns and information returns with respect thereto have been properly completed and timely filed; (vii) neither the Company nor any of its Subsidiaries (A) is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries), (B) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements), in each case, that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (C) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or has been one of its Subsidiaries), (D) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), as a transferee or successor, or otherwise; (viii) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (V) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Legal Requirements) prior to the Closing, (W) installment sale, intercompany transaction or open transaction disposition made on or entered into prior to the Closing Date, (X) prepaid amount received on or prior to the Closing Date, (Y) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Legal Requirements) or (Z) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Legal Requirements).
(b)    Within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(c)    Neither the Company nor any of its Subsidiaries has been a party to a transaction that constitutes a “listed transaction” or “reportable transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state Legal Requirements).
Section 2.14    Employee Benefit Plans.
(a)    Section 2.14(a) of the Company Disclosure Schedule lists (i) each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), (ii) each employment, consulting, severance, change in control, retention or similar plan, agreement, arrangement or policy and (iii) each other plan, agreement, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, equity or equity-related rights, incentive or deferred compensation, paid time off, vacation, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case (x) maintained, sponsored or contributed to by any Acquired Entity for the benefit of any current or former director, officer, employee or individual independent contractor of any Acquired Entity or (y) with respect to which any Acquired Entity has any direct or indirect liability as the result of any indemnity or guaranty or ERISA Affiliate (as defined below) or otherwise (the “Company Plans”).
(b)    Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Company Qualified Plan”) has received a favorable determination from the Internal Revenue Service stating that the current form of such Company Plan is so qualified or that Company Plan is a prototype plan to whose sponsor a favorable opinion letter on the current form of the Company Plan has been issued by the Internal Revenue Service; no Acquired Entity has received any written notice of revocation of any such favorable determination or opinion letter, and, to the knowledge of the Company, there are no existing circumstances that would reasonably be expected to adversely affect the qualified status of such Company Qualified Plan or the tax-exempt status of its related trust. Each Company Plan has been established, maintained, operated and administered in compliance in all material respects with its terms and all applicable Legal Requirements. With respect to each Company Plan, no Acquired Entity nor any of their directors, officers, employees or agents or, to the Knowledge of the Company, any fiduciary of any Company Plan other than any of the foregoing, has been engaged in or been a party to any transaction relating to any Company Plan which could reasonably be expected to constitute a breach of fiduciary duty under ERISA or a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or result in the imposition of any material penalty, excise tax or other similar amount on any Acquired Entity.
(c)    No Acquired Entity or any other entity that, together with any Acquired Entity, would be treated at any relevant time as a single employer under Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), sponsors, maintains or contributes to, or has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute

to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(d)    With respect to each Company Plan, the Company has heretofore delivered to Parent copies of each of the following documents, to the extent applicable: (i) the plan document and any amendments thereto (or, in the case of any unwritten plan, a description of the material terms thereof); (ii) the most recent Summary Plan Description (as defined in ERISA) and all material modifications thereto; (iii) the most recent annual report (Form 5500 Series) and accompanying schedules, (iv) the most recently prepared actuarial report or financial statement; (v) any related funding arrangements; (vi) the most recent determination letter received from the Internal Revenue Service or opinion letter if a prototype plan; and (vii) any material written correspondence with any Governmental Entity within the last three (3) years.
(e)    Except as set forth on Section 2.14(e) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director or other service provider of any Acquired Entity to severance pay or other compensation payments or any other benefits or rights, except as expressly provided in this Agreement or as required by applicable Legal Requirements, (ii) accelerate the time of payment, vesting or exercisability, or increase the amount of compensation or benefits due any such employee, director or other service provider, except as expressly provided in this Agreement or as required by applicable Legal Requirements, (iii) result in any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Plan or (iv) result in any limitation on the right of any Acquired Entity to amend, merge, or terminate any Company Plan pursuant to its terms. The parties agree that no payments, benefits or other amounts payable or otherwise provided to any current or former employee, director or other service provider will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(f)    There are no pending or, to the Knowledge of the Company, threatened claims by or against any Company Plans, or in connection with any Company Plans by or on behalf of any current or former employee or beneficiary covered under any such Company Plan or otherwise involving any Company Plan (other than in any such case routine claims for benefits). There is no audit or investigation pending with respect to any Company Plan before any Governmental Entity and, to the Knowledge of the Company, no such audit or investigation is threatened.
(g)    No Acquired Entity sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Legal Requirements). Each Company Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in compliance in all material respects with (i) the continuation coverage requirements of Section 501 of ERISA and

Section 4980B of the Code and other applicable laws and (ii) the applicable requirements of the Patient Protection and Affordable Care Act, as amended.
(h)    Each Company Plan that is subject to Section 409A of the Code has been maintained in written form, and administered and operated in compliance, with Section 409A of the Code and the regulations and rulings thereunder.
(i)    Each Acquired Entity has properly accrued on its financial statements the correct number of days, for all vacation, sick leave, personal time and paid time off credited to any of its employees and individual consultants as of the date of such financial statements. And each Acquired Entity has, for each Company Plan and all other purposes, including taxes and participation in Company Plans, correctly classified all persons providing services to any Acquired Entity as common law employees or independent contractors as appropriate. No Acquired Entity has entered into any written or, to the Knowledge of the Company, oral commitment to modify or amend any Company Plan (other than in the ordinary course and consistent with past practices or as required by law) or to establish any new benefit plan, program or arrangement. There has been no amendment to any Company Plan, interpretation or announcement by any Acquired Company relating to any Company Plan or written notice or arrangement, or change in eligibility, participation or coverage under any Company Plan, that would reasonably be expected to increase the cost of maintaining any such Company Plan above the level of expense incurred or respect to such Company Plan for the most-recently completed fiscal year of any Acquired Entity.
(j)    With respect to each Company Plan operated outside the United States which provides compensation or benefits to or in respect of any current or former directors, officers, employees or independent contractors of any Acquired Entity, including any mandatory government or social security pension or welfare arrangements that are contributed to, but not adopted, maintained or operated by, an Acquired Entity (each a “Non-U.S. Company Plan”): (i) all material payments owed (including premiums due) and all employer and employee contributions required to have been collected by any Acquired Entity in respect of each Non-U.S. Company Plan have been paid when due, or if applicable, accrued on the balance sheet of the Acquired Entity; and (ii) each such Non-U.S. Company Plan has been maintained and operated to the extent required by any Acquired Entity in all material respects in accordance with the applicable plan document and all applicable Legal Requirements, including funding requirements, and if intended to qualify for special tax treatment, satisfies all material requirements for such treatment.
Section 2.15    Labor Matters. There are no collective bargaining agreements or other labor union agreements to which any of the Acquired Entities is a party or by which any of the Acquired Entities is bound, and, to the Knowledge of the Company, none of the Acquired Entities is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. Since January 1, 2016, none of the Acquired Entities has encountered any labor union organizing activity or had any actual or, to the Company’s Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.
Section 2.16    Environmental Matters.

(a)    Each of the Acquired Entities is in compliance in all material respects with all applicable Environmental Laws and has not materially violated in any material respect any applicable Environmental Laws.
(b)    None of the Company or the Subsidiaries of the Company is subject to any material claim, demand or Legal Proceeding under or relating to any Environmental Laws, and, to the Knowledge of the Company, no such claim, demand or Legal Proceeding is threatened against the Company or any of the Subsidiaries of the Company.
(c)    Neither the Company nor any Subsidiary of the Company has generated, used, treated or stored Hazardous Materials at or on, transported Hazardous Materials to or from or released or disposed of Hazardous Materials at or on, any location, including any Company Property, nor are any Hazardous Materials present, as a result of any actions of the Company or any Subsidiary of the Company or, to the Knowledge of the Company, any third party, at or on any Company Property. To the Knowledge of the Company, no underground or aboveground storage tanks, pipes, equipment or facilities that have been used for the storage, treatment or disposition of a Hazardous Material are located at, or under, or have been removed from, any Company Property.
(d)    Each of the Acquired Entities has all permits, certificates, consents, orders, approvals, filings or other similar authorizations necessary for the conduct of its business and operations which are required under applicable Environmental Laws and is in full compliance with the terms and conditions of all such permits, certificates, consents, orders, approvals, filings or other similar authorizations.
For purposes of this Section 2.16, “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment or regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances designated by any Governmental Entity or by Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or to the environment, or defined as or included in the definition of “pollutant”, “contaminant”, “hazardous substances”, “solid waste”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “extremely hazardous substances”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any applicable Environmental Law.
Section 2.17    Affiliated Transactions. Except as set forth on Section 2.17 of the Company Disclosure Schedule, since January 1, 2014, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Affiliates of the Company, on the other hand, that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company’s filings with the SEC.
Section 2.18    Insurance. As of the date hereof, no notice of any termination or, to the Knowledge of the Company, threatened termination of any of such policies has been received and such policies are in full force and effect, and such policies provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by applicable Legal Requirements. There is no pending material claim by any of the Acquired Entities against any insurance carrier under any insurance policy held by any of the Acquired Entities.
Section 2.19    Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has: (a) approved and declared advisable this Agreement; and (b) as of the date hereof, resolved to recommend that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, (i) the affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (ii) the filing of the certificate of merger as required by the DGCL, (iii) compliance with any applicable requirements of the HSR Act, (iv) receipt of the FCC Consents, (v) receipt of the PSC Consents, and (vi) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws. The Company Stockholder Approval, which shall be obtained by the Company upon receipt by the Company of the Stockholder Consent as contemplated by Section 4.9(a), is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and other Transactions. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
Section 2.20    Non-Contravention; Consents. Except as set forth on Section 2.20 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) cause a violation of any of the provisions of the Company Governing Documents or Subsidiary Governing Documents; (b) cause a violation by any of the Acquired Entities of any Legal Requirement applicable to it; or (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any property, right or other asset of the Company or any of its Subsidiaries, under any Material Contract. Except as may be required by the Telecommunications Regulatory Authorities or as may be required under the Exchange Act, the DGCL, or the HSR Act, none of the Acquired Entities is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions.

Section 2.21    Takeover Provisions. The board of directors of the Company has unanimously adopted a resolution or resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, and, assuming the accuracy of Parent’s representation and warranty contained in Section 3.9, such approval constitutes approval of the Merger and the other transactions contemplated hereby by the board of directors of the Company under the provisions of Section 203 of the DGCL, such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to this Agreement and the Merger or the other Transactions. No state takeover statute other than Section 203 of the DGCL (which has been rendered inapplicable) is applicable to the Merger or the other Transactions.
Section 2.22    Board Approval. The board of directors of the Company has (a) determined that this Agreement and the terms and conditions of the Merger are, on the terms and subject to the conditions contained herein, fair to, and in the best interests of, the Company and the stockholders of the Company, (b) approved, authorized and declared advisable this Agreement and approved and authorized the Merger, and (c) resolved to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”).
Section 2.23    Opinion of Financial Advisor. The board of directors of the Company has received the opinion of Jefferies, LLC, dated the date of this Agreement, to the effect that, as of such date (and subject to the assumptions, qualifications and limitations set forth in such opinion), the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders (other than Parent, Merger Sub and their respective affiliates). The Company has provided Parent a complete and accurate copy of such opinion, solely for informational purposes, which shall be included in the Stockholder Notice. The Company has delivered to Parent a complete and accurate copy of the engagement letters between the Company and each of Jefferies, LLC and Houlihan Lokey, Inc.
Section 2.24    Brokers; Expenses of Advisors.
(a)    No broker, finder or investment banker (other than as set forth on Section 2.24 of the Company Disclosure Schedule) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
(b)    As of the date of this Agreement, no financial advisor, legal counsel, accountant or consultant has been engaged by or on behalf of the Company or any of its Subsidiaries or the Company’s board of directors in connection with the Transactions other than as set forth in Section 2.24(b) of the Company Disclosure Schedule. All fees and expenses, other than as may be payable to Jefferies, LLC and Houlihan Lokey, Inc., that were invoiced, accrued and unpaid as of March 31, 2017 in connection with the Transactions are set forth on Section 2.24(b) of the Company Disclosure Schedule.
Section 2.25    Customers and Vendors.
(a)    Section 2.25(a) of the Company Disclosure Schedule sets forth a list of the top twenty-five (25) customers of the Company and its Subsidiaries (the “Major Customers”)

based on the Major Customers’ run rate billings as of December 31, 2016. Neither the Company nor any Subsidiary of the Company is in breach of or default under the material terms of any Company Contract with a Major Customer. To the Knowledge of the Company, no other party to any such Company Contract is in breach of or default under the material terms thereof. Each Company Contract with a Major Customer is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
(b)    Section 2.25(b) of the Company Disclosure Schedule sets forth a list of the top ten (10) vendors of the Company and its Subsidiaries (the “Major Vendors”) for the 2016 fiscal year based on the dollar amount of payments made by the Company and its Subsidiaries. Neither the Company nor any Subsidiary of the Company is in breach of or default under the material terms of any Company Contract with a Major Vendor. To the Knowledge of the Company, no other party to any such Company Contract is in breach of or default under the material terms thereof. Each Company Contract with a Major Vendor is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
(c)    As of the date of this Agreement, except as set forth on Section 2.25(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is involved in any written dispute with, has received any written notice of an intention to dispute from, or has received any request for audit, accounting or review from, any customer carrier, supplier or vendor of the Company or any of its Subsidiaries involving an aggregate amount in question under such dispute in excess of $500,000 relating to any transactions or commitments made, or any contracts or agreements entered into, by the Company or any of its Subsidiaries, on one hand, and such customer or vendor, on the other hand.
(d)    A true and complete copy of each Company Contract with a Major Customer or Major Vendor (including all amendments, supplements and modifications thereto through the date hereof) has been made available to Parent in the online “Project Teton Phase 2” data room hosted by Intralinks. Any copy of such Company Contract with a Major Customer or Major Vendor available in such data room that is not fully executed is identical to the fully executed copy of such Company Contract that has either been lost or misplaced, and such Company Contract, despite the missing signature(s), is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions.
Section 2.26    Majority Stockholder Package and Stockholder Notice. None of the information included or incorporated by reference in the notice and information package (the “Majority Stockholder Package”) in respect of the Stockholder Consent contained, at the time it was first provided to the applicable stockholders of the Company, or will contain, at the time of any amendment or supplement thereof, any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty herein with respect to any such information provided by Parent or Merger

Sub or any of their respective Affiliates or representatives. None of the information included or incorporated by reference in the Stockholder Notice in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty herein with respect to any such information provided by Parent or Merger Sub or any of their respective Affiliates or representatives.
Section 2.27    Foreign Corrupt Practices Act. Since December 31, 2015, (a) the Company and its Subsidiaries, and, to the Company’s Knowledge, their respective Representatives acting on behalf of the Company or any Subsidiary thereof have not violated the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other applicable foreign or domestic anti-corruption or anti-bribery Legal Requirements; (b) the Company and its Subsidiaries have developed and implemented an anti-corruption and anti-bribery compliance program which includes corporate policies and procedures reasonably designed to ensure compliance with the FCPA and any other applicable anti-corruption and anti-bribery Legal Requirements; and (c) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, their respective Representatives acting on behalf of the Company or any such Subsidiary have, directly or indirectly, (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Legal Requirements, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent or (v) taken any action or made any omission in violation of any applicable Legal Requirements governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.
Section 2.28    Government Contracts. Since December 31, 2015, neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any Representative of the Company or any Subsidiary of the Company, has been suspended, debarred, proposed for debarment or excluded from any Government Contract or government program, or determined to be nonresponsible with respect to any Governmental Contract or government program, and, to the Knowledge of the Company, there is no threat, proposal or valid basis for such suspension, debarment, proposal for debarment or exclusion of any of the Company, any Subsidiary of the Company, or any Representative of the Company or any Subsidiary of the Company. For purposes of this Section 2.28, “Government Contract” means a Material Contract between the Company or any Subsidiary of the Company, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

Section 2.29    No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Agreement, the Company makes (a) no other express or implied representation or warranty with respect to any of the Acquired Entities or their respective businesses and (b) no other express or implied representation or warranty with respect to any information provided by the Company or its Representatives, whether or not in the “data room” established by the Company for Parent and Merger Sub, including as to the probable, projected or forecasted success or profitability of the operations of the Company and its Subsidiaries. For the avoidance of doubt, nothing contained in this Section 2.29 shall qualify or limit in any respect the representations and warranties of the Company set forth in this Article 2.
ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
Section 3.1    Due Organization; Etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have all requisite corporate power and authority to conduct their businesses in the manner in which such businesses are currently being conducted. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement.
Section 3.2    Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding membership interests of Services. Services owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities or entered into any agreements or arrangements with any Person other than those relating to the Transactions.
Section 3.3    Legal Proceedings; Orders. As of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or Merger Sub, nor is there any order or judgment imposed upon Parent or Merger Sub, that could materially affect Parent’s or Merger Sub’s ability to consummate any of the Transactions or to perform any of their respective obligations under this Agreement.
Section 3.4    Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. Merger Sub is a newly formed, wholly-owned Subsidiary of Parent. The board of directors of Parent has: (a) determined that the Transactions are fair and in the best interests of Parent; and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary company action on the part of Parent, and no other company proceedings on the part of Parent are necessary to authorize this Agreement. The board of directors of Merger Sub has: (A) approved and declared advisable this Agreement; and (B) resolved to recommend that Services as the sole stockholder of Merger Sub adopt this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by Services as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.5    Non-Contravention; Consents. Except for violations and defaults that would not materially affect Parent’s or Merger Sub’s ability to consummate any of the Transactions or to perform any of their respective obligations under this Agreement, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub; or (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including but not limited to, any right of termination, amendment, cancellation or acceleration), or result in the creation of any Liens on any property, right or other asset of Parent or Merger Sub, under any contract on the part of Parent or Merger Sub. Except as may be required by the Telecommunications Regulatory Authorities or as may be required under the Exchange Act, the DGCL, or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the Transactions or to perform any of their respective obligations under this Agreement. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.
Section 3.6    Not an Interested Stockholder. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.
Section 3.7    Financing. Parent has, and will have available to it at the Closing, on an unconditional basis, the financial capability (including readily available borrowing capacity) necessary and sufficient to consummate the transactions contemplated by this Agreement and to satisfy Parent’s other monetary and other obligations contemplated by this Agreement.
Section 3.8    Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) any repayment or refinancing of debt as contemplated in this Agreement, (c) the accuracy of the representations and warranties of the

Company set forth in Article 2 hereof, (d) payment of all amounts required to be paid in connection with the consummation of the Transactions, and (e) payment of all related fees and expenses, each of Parent and the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.
Section 3.9    Ownership of Company Common Stock. Neither Parent nor any of Parent’s Affiliates beneficially owns any shares of Company Common Stock.
Section 3.10    Majority Stockholder Package and Stockholder Notice. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Majority Stockholder Package did not, at the time such information was provided to the Company, and will not, at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Stockholder Notice will not, at the time the Stockholder Notice is first mailed to the stockholders of the Company or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.11    Regulatory Approvals. Parent has no Knowledge of any actual or proposed Legal Requirement, Legal Proceeding, order, condition or other circumstance that could reasonably be expected to impair, delay or preclude the issuance by any Governmental Entity, including the FCC and State PSCs, of any approval required to consummate the Merger or any of the other Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the certificate of merger with the Delaware Secretary of State, (ii) compliance with the HSR Act, (iii) receipt of the FCC Consents, (iv) receipt of the PSC Consents, and (v) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws. Parent does not have Knowledge of any facts (including with respect to the direct or indirect ownership of Parent) that would materially impair, delay or preclude Parent’s ability to obtain any FCC Consents or PSC Consents.
Section 3.12    Independent Review; Non-Reliance. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In connection with entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans ), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, with respect thereto.
Section 3.13    No Other Company Representations and Warranties. Except for the representations and warranties set forth in Article 2, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made, is making or will make any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or other Representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or other Representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or other Representatives in anticipation or contemplation of any of the Transactions.
Section 3.14    Brokers. No broker, finder or investment banker (other than Stephens Inc. and Deutsche Bank Securities) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 3.15    Absence of Certain Agreements. As of the date of this Agreement, there are no contracts to which any of Parent, Merger Sub or any of their respective Affiliates is a party (a) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Alternative Acquisition Proposal or (b) pursuant to which any member of the Company’s board of directors or any current or former employee of the Company or any of its Subsidiaries (i) has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time, (y) contribute or roll over any shares of Company Common Stock to the Company or any of its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock of the Company or any of its Subsidiaries (other than pursuant to any existing employment contracts with the Company or any of its Subsidiaries) or Parent, or (ii) otherwise is entitled to benefits in connection with this Agreement or the Merger.
ARTICLE 4.    COVENANTS
Section 4.1    Interim Operations of the Company. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company agrees that, prior to the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 6.1 (the “Termination Date”), except (i) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as contemplated or permitted by this Agreement, or (iii) as may be required by any Legal Requirement, the Company shall, and shall cause all of its Subsidiaries to, (a) conduct the business of the Company and its Subsidiaries, in all material respects, only in, and such entities shall not take any action except in, the ordinary course of business, consistent with past practice; (b) use commercially reasonable efforts to preserve intact their present business organizations and goodwill, (c) use commercially reasonable efforts to maintain satisfactory relationships with, and keep available the services of, their present officers and other key employees, and (d) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and its Subsidiaries, in the case of clauses (b), (c) and (d) above, in all material respects in the ordinary course of business consistent with past practice. Consistent with the foregoing, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier of the Effective Time and the Termination Date, and except (A) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (B) as expressly required by this Agreement, or (C) as may be required by any Legal Requirement, the Company shall not, and shall not permit any Subsidiary of the Company to, do any of the following:
(a)    amend the Company Governing Documents or the Subsidiary Governing Documents, as applicable;
(b)    split, combine, subdivide or reclassify any shares of capital stock or other Equity Interests of the Company or any Subsidiary of the Company;

(c)    authorize, declare, set aside or pay any dividend or distribution (whether payable in cash, stock, other ownership interest or other securities or property) with respect to any shares of the capital stock of the Company or any other Equity Interest of the Company;
(d)    issue, sell or grant any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other Equity Interests;
(e)    transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, fail to maintain or encumber any of its material assets, rights or properties other than (i) sales or non-exclusive licenses in the ordinary course of business consistent with past practice for an amount not exceeding $500,000 in the aggregate and (ii) dispositions of equipment and property no longer used in, or material to, the operation of the business;
(f)    repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, the Company or any Subsidiary of the Company or any securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for capital stock of, or other Equity Interests in, the Company or any Subsidiary of the Company, or any warrants, calls, options or other rights to acquire any such capital stock or other Equity Interests;
(g)    incur, assume, issue, modify, renew, syndicate, guarantee, prepay, refinance or otherwise become liable for any long-term or short-term Indebtedness, or enter into any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument, or hedging or off balance sheet financing arrangements, or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person, except for (i) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or (ii) the incurrence of Indebtedness by the Company or any of its Subsidiaries of the type described in clause (iv) of the definition of Indebtedness in the ordinary course of business consistent with past practice;
(h)    except as required pursuant to any Company Plan or as set forth on Section 4.1(h) of the Company Disclosure Schedule, amend in any material respect any Company Plan or adopt or establish any plan, agreement, policy or program that would constitute a Company Plan if in effect as of the date hereof;
(i)    make any employer contributions (discretionary, matching or otherwise) (other than employee deferrals) to any Company Plan that constitutes a cash or deferred plan within the meaning of Section 401(k) of the Code or any health savings account within the meaning of Section 223 of the Code or similar accounts;
(j)    enter into any Company Contract that would have constituted a Material Contract if entered into prior to the date hereof, amend or modify in any material respect or terminate any such Company Contract or Material Contract (other than permitting expiration of such Company Contract or Material Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims, benefits or obligations of the other party thereunder, in each case, other than in the ordinary course of business consistent with past practice;
(k)    change any of its methods, principles or practices of accounting or accounting practices in any material respect, except as may be required by applicable Legal Requirements or GAAP;
(l)    change its fiscal year or make or change any material Tax election (except for elections in the ordinary course of business that are consistent with past practices of the Acquired Entities) or settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment (except for such actions related thereto which do not require the approval of any officer of the Company) or grant any power of attorney with respect to material Taxes or enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;
(m)    make, or agree or commit to make, any capital expenditure other than in the ordinary course of business in any calendar quarter which, when added to all other capital expenditures made by the Acquired Entities in such calendar quarter, would exceed by more than $2,000,000 the aggregate amount budgeted for capital expenditures in such calendar quarter (as set forth in the Company’s annual business plan or budget that has been provided to Parent);
(n)    except as required pursuant to a Company Plan or as set forth on Section 4.1(h) of the Company Disclosure Schedule, (A) grant to any current or former director or employee of the Company or any Subsidiary of the Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such person not previously receiving or entitled to receive such compensation, (B) grant to any person any severance, retention, change in control or termination compensation or benefits or any increase therein, or (C) amend, change or modify the terms of any existing equity grants, or award any additional equity grants;
(o)    enter into or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than business expense advances in the ordinary course of business, consistent with past practice) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Plan;
(p)    acquire any Equity Interests in any Person or, other than purchases and sales of inventory, supplies and real property in the ordinary course of business, consistent with past practice, (A) acquire or agree to acquire any tangible properties or assets or (B) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise dispose of, other than dispositions to the Company and any Subsidiary of the Company, any tangible properties or assets or any interests therein;
(q)    except as necessary in the ordinary course of business, consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to any IP Rights material to the conduct of the business of the Company and its Subsidiaries (taken as a whole) as currently conducted, or disclose to any Person, other than Representatives of Parent, any material trade secrets;

(r)    take any action inconsistent with the cash management policies of the Company other than in the ordinary course of business, consistent with past practice, including any acceleration of any receivables or payables or making of any investment, in each case other than in the ordinary course of business, consistent with past practice;
(s)    enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of the Subsidiaries of the Company;
(t)    enter into any new line of business that would be material to the Company and its Subsidiaries, taken as a whole, outside the businesses being conducted by the Company and its Subsidiaries on the date hereof and any reasonable extensions thereof, other than in the ordinary course of business consistent with past practice;
(u)    apply for or otherwise seek any new Company License the receipt of which would reasonably be likely to prevent or materially impair or delay the consummation of the transactions contemplated hereby;
(v)    settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration, dispute or proceeding other than those that (A) do not involve the payment by the Company or any of the Subsidiaries of the Company of monetary damages in excess of $500,000 in any individual instance, or $1,000,000 in the aggregate, plus applicable reserves and any applicable insurance coverage and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or the Subsidiaries of the Company, and (B) provide for a complete release of the Company and the Subsidiaries of the Company and their successors from all claims and do not provide for any admission of liability by the Company or any of the Subsidiaries of the Company; provided, however, that notwithstanding anything in clauses (A) or (B) to the contrary, the written consent of Parent shall be required in order for the Company to settle, compromise, dismiss, discharge or otherwise dispose of any litigation, investigation, arbitration or proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby;
(w)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger); or
(x)    enter into an agreement to take any of the actions described in clauses “(a)” through “(w)” of this Section 4.1.
Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Parent shall not, and shall not permit any of its Subsidiaries to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article 5 not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the Transactions.
Section 4.2    No Solicitation.
(a)    From the date hereof until the Effective Time or, if earlier, the Termination Date, the Company shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives (collectively, “Representatives”) retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries with respect to, or the making, announcement or the submission by, any third party of an Alternative Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Alternative Acquisition Proposal, or provide any information or data to any Person (other than the parties to this Agreement and their respective Representatives) relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Alternative Acquisition Proposal, (iii) enter into any letter of intent, agreement in principle or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any Alternative Acquisition Proposal, other than an Acceptable Confidentiality Agreement permitted pursuant to Section 4.2(b), or (iv) take any action to exempt any Person (other than Parent or its Subsidiaries) or any action taken by such Person from any state takeover statute (including Section 203 of the DGCL) or similarly restrictive provisions of the Company Organizational Documents. The Company and its Subsidiaries shall immediately cease, and shall cause its Representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Acquisition Proposal, and will use its commercially reasonable efforts to enforce (and will not waive, terminate or modify any provisions of) any confidentiality or standstill agreement (or any similar agreement) relating to any such Alternative Acquisition Proposal, including by requesting the other party thereto to promptly return or destroy any confidential information previously furnished thereto and using commercially reasonable efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof, except to the extent that the board of directors of the Company concludes in good faith (after consultation with its financial advisors and outside legal advisors) that enforcement of any such confidentiality or standstill agreement (or similar agreement) would be inconsistent with its fiduciary duties under applicable Legal Requirements.
(b)    Notwithstanding anything to the contrary set forth in Section 4.2(a), until the earlier of the Termination Date and the receipt of the Company Stockholder Approval, the Company and Representatives may (i) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Alternative Acquisition Proposal if the Person so requesting such information executes an Acceptable Confidentiality Agreement and if such Alternative Acquisition Proposal did not result from a breach of Section 4.2(a); provided, that the Company shall promptly provide to Parent any such information that is provided to any such Person if such information was not previously provided to Parent, and (ii) engage in negotiations or discussions with any Person who has made an unsolicited bona fide written Alternative Acquisition

Proposal if, in each such case, the board of directors of the Company determines in good faith (A) after consultation with outside legal counsel that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Legal Requirements, and (B) after consultation with its financial advisor and outside legal counsel, that such Alternative Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.
(c)    Until the Effective Time or, if earlier, the Termination Date, the Company shall notify Parent promptly (and, in any event, within one (1) Business Day) upon receipt of a bona fide written Alternative Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to any Alternative Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that may be considering making, or has made or could be reasonably expected to make, an Alternative Acquisition Proposal. The notice shall include the identity of the Person or group of Persons making such Alternative Acquisition Proposal and the material terms and conditions of such Alternative Acquisition Proposal, inquiry, offer, proposal or request and, if applicable, copies of any proposed agreements. The Company shall keep Parent informed on a prompt (and in any event within 24 hours) basis with respect to the status and terms of any such Alternative Acquisition Proposal, inquiry, offer, proposal or request.
(d)    Except as set forth in Section 4.2(e), the board of directors of the Company shall not (each of the actions in clauses (i)-(v) below is a “Change of Recommendation”):
(i)    adopt, endorse, approve or recommend to propose or resolve to adopt, endorse, approve or recommend an Alternative Acquisition Proposal or any letter of intent or agreement in principle relating to an Alternative Acquisition Proposal;
(ii)    withdraw or withhold, or modify or qualify in a manner adverse to Parent, the Company Board Recommendation or publicly announce that it has proposed or resolved to take such action;
(iii)    in the event any tender or exchange offer is commenced that would constitute an Alternative Acquisition Proposal, fail to publish, send or provide to the Company stockholders, pursuant to Rule 14e-2(a) under the Exchange Act and within ten (10) Business Days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that the Company stockholders reject such tender or exchange offer and publicly affirming the Company Board Recommendation; or
(iv)    cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Alternative Acquisition Proposal.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the board of directors of the Company may (x) effect a Change of Recommendation in respect of an Alternative Acquisition Proposal, or (y) enter into an agreement providing for a transaction that constitutes a Superior Proposal, if (A) the Company shall have received an Alternative Acquisition Proposal that the board of directors of the Company determines, in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take action with respect to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary duties under applicable Legal Requirements, (C) the Company has provided four (4) Business Days prior written notice to Parent that it intends to take such action (a “Superior Proposal Notice”) (and such period (which shall commence on the first Business Day immediately following the day on which the Superior Proposal Notice is received by Parent), the “Notice Period”), (D) if Parent shall have delivered to the Company a written offer capable of being accepted by the Company to alter the terms or conditions of this Agreement during the Notice Period, the board of directors of the Company shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal, and (E) in the case of clause (y) above, the Company terminates this Agreement in accordance with Section 6.1(d). If any Superior Proposal is revised, including any revision to price, then the Company shall deliver to Parent a new Superior Proposal Notice and again comply with the requirements of this Section 4.2(e) with respect to such revised Superior Proposal, on each occasion on which a revised Superior Proposal is submitted, provided, that in connection with each new Superior Proposal Notice contemplated by this sentence, each reference to a four (4) Business Day notice period in the preceding sentence shall be deemed to be a reference to three (3) Business Day notice period (it being understood and agreed that in no event shall such additional three (3) Business Day notice period be deemed to shorten the initial four (4) Business Day notice period). If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives regarding any adjustments in the terms and conditions of this Agreement proposed by Parent. For the avoidance of doubt, all information provided to Parent pursuant to this Section 4.2 will be subject to the terms of the Confidentiality Agreement.
(f)    Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop-look-and-listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal.
(g)    No Change of Recommendation shall change the approval of the board of directors of the Company for purposes of causing any Legal Requirements of the type referred to in Section 2.21 to be inapplicable to the Transactions.
Section 4.3    Filings; Other Actions.
(a)    Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect, or cause to be made and effected, all registrations, filings and submissions required to be made or effected by it pursuant to the Exchange Act and other applicable U.S. state or federal securities, takeover or “blue sky” laws; and (ii) use their reasonable best efforts to take, or cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (A) promptly provide all information requested by any Governmental Entity in connection with the Transactions and (B) promptly take, and cause its Affiliates to take, all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general or any other Governmental Entity in connection with the Transactions.
(b)    Each of the Company, Parent and Merger Sub shall promptly make and effect, or cause to be made and effected, all notifications and applications required by the Telecommunications Regulatory Authorities under applicable Legal Requirements. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to (i) promptly (but in any event within 15 days after the date hereof) provide all notifications required by and file all applications with (A) the FCC seeking the consent of the FCC that are necessary or appropriate to consummate the Transactions, including the FCC Consents listed on Section 4.3(b)(i)(A) of the Company Disclosure Schedule and (B) the State PSCs seeking the PSC Consents listed on Section 4.3(b)(i)(B) of the Company Disclosure Schedule that are necessary or appropriate to consummate the Transactions (such notifications and applications in (A) and (B), collectively, the “Tier 1 Filings”); (ii) promptly (but in any event within 20 days after the date hereof) provide all notifications required by and file all applications with the State PSCs seeking the PSC Consents listed on Section 4.3(b)(ii) of the Company Disclosure Schedule that are necessary or appropriate to consummate the Transactions (collectively, the “Tier 2 Filings”); and (iii) promptly (but in any event within 35 days after the date hereof) provide all notifications required by and file all applications with the State PSCs seeking the PSC Consents listed on Section 4.3(b)(iii) of the Company Disclosure Schedule that are necessary or appropriate to consummate the Transactions (collectively, the “Tier 3 Filings”).
(c)    Without limiting the generality of anything contained in Section 4.3(a), Section 4.3(b) or Section 4.3(d), each party hereto shall: (i) give the other parties prompt (but in any event within two (2) Business Days) notice of the commencement by any Governmental Entity of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, any Telecommunications Regulatory Authority or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation, action or Legal Proceeding under or relating to (A) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law, (B) the FCC Consents and PSC Consents, or (C) any Legal Requirement enforced or administered by a Telecommunications Regulatory Authority. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such investigation, action or Legal Proceeding, each party hereto will provide prior notice to the other parties of, and permit authorized Representatives of the other parties to be present at, each meeting or conference relating to such investigation, action or Legal Proceeding and will provide access to and will consult with the other parties in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such investigation, action or Legal Proceeding.
(d)    Without limiting the generality of anything contained in Section 4.3(a), Section 4.3(b) or Section 4.3(c), Parent and Merger Sub shall take or cause to be taken the following actions: (i) the prompt use of reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions; and (ii) the prompt use of reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger or the other Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement.
(e)    With respect to each application, notice or other filing with any Governmental Entity referenced in Section 4.3(a) and Section 4.3(b) above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with all information necessary for the preparation of such applications, notifications and filings on a timely basis, and shall take and use reasonable best efforts to prosecute the applications for such approvals diligently and in good faith.  Each of the Company, Parent and Merger Sub shall take such actions as may be necessary or advisable in connection with such applications, including the furnishing to Governmental Entities of any documents, materials or other information requested.  In addition, each of the Company, Parent and Merger Sub shall:  (A) permit a Representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with Governmental Entities relating to the applications, notices or other filings referenced in Section 4.3(a) and Section 4.3(b); and (B) permit the other party to review in advance any proposed written communication to Governmental Entities relating to the applications, notices or other filings referenced in Section 4.3(a) and Section 4.3(b). No party shall, without the written consent of the other party, knowingly take, or fail to take, any action if the reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of any Governmental Entity not to grant its required consent as required or appropriate to consummate the Merger and the Transactions.  If there are any challenges or protests to such applications, or any petitions for reconsideration, appeals or similar filings made seeking to overturn the consent of a Governmental Entity (including without limitation, reconsideration of a Governmental Entity on its own motion), each of the Company, Parent and Merger Sub shall use reasonable best efforts to defend the applicable grants of authority against such actions.

(f)    With respect to each joint application, notice or other filing with any Governmental Entity, including any Telecommunications Regulatory Authority, in connection with the Merger or the other Transactions, Parent shall, subject to applicable law and the rules and regulations of any Telecommunications Regulatory Authority, have primary responsibility for preparing and filing such submissions, and the Company shall have the right to review, comment and approve each submission prior to filing. Parent shall pay all filing fees payable with respect to any such applications, notices or other filings.
Section 4.4    Access.
(a)    Upon prior reasonable written notice, the Company shall afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Entities’ offices, properties (including, without limitation, the Leased Real Property), books and records and, during such period, the Company shall cause to be furnished promptly to Parent all readily available financial and operating data and other information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information, that in the judgment of the Company would: (i) violate any agreement to which any of the Acquired Entities is a party; (ii) violate any obligation of any of the Acquired Entities with respect to confidentiality; (iii) jeopardize protections afforded any of the Acquired Entities under the attorney-client privilege or the attorney work product doctrine; (iv) unreasonably interfere with the conduct of the businesses of the Acquired Entities; or (v) include information that identifies specific customers or other confidential information with respect to any specific business relationship. All information obtained by Parent and its Representatives pursuant to this Section 4.4 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Subject to compliance with applicable Legal Requirements, until the earlier to occur of the Effective Time and the Termination Date, the Company shall furnish to Parent monthly financial, operating and board of directors reports generally prepared by the Company on a regular basis promptly after such reports are delivered to the other recipients thereof.
(b)    Subject to the terms of Section 4.4(a) (including, for the avoidance of doubt, the proviso set forth therein) and compliance with applicable Legal Requirements, the Company shall cooperate and participate, in each case, as reasonably requested by Parent from time to time, in Parent’s efforts to plan the integration of the parties’ operations in connection with, and taking effect upon consummation of, the Merger subject to applicable Legal Requirements, including providing such reports on operational matters and participating on such integration planning teams and committees as Parent may reasonably request.
Section 4.5    Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of: (a) any inaccuracy in any representation or warranty of any party hereto that would reasonably be expected to cause the condition set forth in Section 5.2(a) or Section 5.3(a) not to be satisfied, or (b) any failure on the part of any party hereto to comply with any of its covenants contained in this Agreement that would reasonably be expected to cause the condition set forth in Section 5.2(b) or Section 5.3(b) not to be satisfied.

Section 4.6    Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any other press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by applicable Legal Requirement or the rules of a national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.
Section 4.7    Employee Benefits.
(a)    For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to provide the employees of the Acquired Entities who remain employed after the Closing Date (“Affected Employees”) with cash compensation, bonus opportunities and employee benefits that are no less favorable than the cash compensation, bonus opportunities and employee benefits provided to similarly-situated employees of the Parent. For at least six months following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to provide the Affected Employees with severance benefits at least as favorable to such Affected Employees as the severance benefits provided immediately before the Effective Time. Subject to applicable legal requirements, the Company shall, or shall cause its Subsidiary to, prior to the Closing Date adopt resolutions and take such other actions as may be necessary to terminate, effective prior to Closing, any Company Plan that Parent directs, not less than five (5) Business Days prior to the Closing Date, the Company to terminate prior to Closing. The Company shall (i) permit Parent to review and approve in advance such resolutions and (ii) provide to the Parent prior to Closing written evidence as to satisfaction of the requirements of this Section 4.7(a) as the Parent may reasonably request. The Company shall permit each Affected Employee participating in any Company Qualified Plan that is terminated at Parent’s direction pursuant to this Section 4.7(a) to effect, and Parent agrees to cause its defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) to accept, in accordance with applicable law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and any promissory notes evidencing outstanding loans) under the Company Qualified Plan if such rollover to the Parent 401(k) Plan is elected in accordance with applicable law by such Affected Employee.
(b)    Parent shall provide Affected Employees with credit (for purposes of eligibility to participate and vesting and, only with respect to vacation, other paid time off and severance, accrual of benefits where service is relevant, for service with the Acquired Entities prior to the Effective Time (to the same extent such service credit was granted under the Company Plans and provided Parent is provided information that is complete and accurate in all material respects regarding same) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees became participants (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries. In addition, and without limiting the generality of the foregoing, to the extent Parent is provided complete and accurate information regarding same and the specific terms of the relevant Parent Employee Plan and applicable Legal Requirements does not provide otherwise, Parent shall use commercially-reasonable efforts to provide that: (i) at the Effective Time, each Affected Employee shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated before the Effective Time, (ii) for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents to the extent waived under the comparable Company Plan; (iii) each Affected Employee and his or her covered dependents shall receive credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans and (iv) the unused amounts of any flexible spending accounts of each Affected Employee shall be carried over and maintained for his or her benefit, provided participants’ elections under the relevant Company Plan remain in effect for the remainder of the plan year in which the Effective Time occurs and such credits are permitted by applicable Legal Requirements.
(c)    Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee. Nothing herein express or implied by this Agreement shall confer upon any Affected Employee, any dependent or beneficiary thereof or any legal representative of any of the foregoing, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Plan or any Parent Employee Plan; (ii) alter or limit the ability of the Parent, the Surviving Corporation or any Subsidiary thereof to amend, modify or terminate any Company Plan or Parent Employee Plan; or (iii) confer upon any current or former employee, officer, director or consultant, including any Affected Employee, any right to employment or continued employment or continued service with the Parent, the Surviving Corporation or any Subsidiary thereof, or constitute or create an employment agreement with any such person.
(d)    In the case of any Non-U.S. Company Plan, the Company and its Subsidiaries, as applicable, shall, in all material respects, comply with all obligations under applicable Legal Requirements to inform or consult with and obtain necessary consents from, whether individually or collectively, any directors, officers, employees or independent contractors of any Acquired Entity regarding the treatment of such Non-U.S. Company Plan in connection with the transactions contemplated by this Agreement, and the Company and its Subsidiaries, as applicable, shall, promptly following a reasonable request by Parent, provide such information and other assistance to Parent as is reasonably requested by Parent and is reasonably required for Parent to assume and continue such Non-U.S. Company Plan after the Closing.
Section 4.8    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time until the sixth anniversary thereof, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Acquired Entities to officers and directors of the Company and its Subsidiaries, including any person who becomes an officer or director prior to the Effective Time or is a former officer of director of the Company or any Subsidiary thereof (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”), pursuant to: (i) each indemnification agreement in effect between any of the Acquired Entities and any Indemnified Party (as defined below); and (ii) any indemnification provision and any exculpation provision set forth in the Company Governing Documents or the Subsidiary Governing Documents as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.
(b)    Without limiting the provisions of Section 4.8(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless each Indemnified Party, to the same extent any such Indemnified Party would have been entitled to be indemnified and held harmless under the DGCL and the Company Governing Documents and the Subsidiary Governing Documents in effect on the date of this Agreement, against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration or investigation arises out of or pertains to matters existing or occurring at or prior to the Effective Time: (regardless of whether asserted prior to, at or after the Effective Time); provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 4.8(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor and to the same extent any such Indemnified Party would have been entitled to the advancement of such expenses under the Company Governing Documents and the Subsidiary Governing Documents in effect on the date of this Agreement, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim, Legal Proceeding, arbitration or investigation, Parent will have the right to assume the defense thereof after the Effective Time, with counsel reasonably acceptable to the Indemnified Party (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Party, or between the Indemnified Party, the Indemnified Party may retain counsel satisfactory to the Indemnified Party, and Parent or the Surviving Corporation shall pay all documented fees and expenses of such counsel for the Indemnified Parties; provided, however, that Parent and the Surviving Corporation shall be obligated to pay for only one firm of counsel for all Indemnified Parties (selected by a majority of the applicable Indemnified Parties) in any jurisdiction. Notwithstanding anything to the contrary contained in this Section 4.8(b) or elsewhere in this Agreement, Parent agrees that it will not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, Legal Proceeding, arbitration or investigation.
(c)    Parent shall, or shall cause the Surviving Company to, maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for the Company that provides coverage for acts or omissions occurring on or prior to the Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of the Company in effect as of the date hereof, on terms with respect to coverage and in amounts no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Parent or the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, Parent shall obtain a policy the Surviving Company believes has the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 4.8(c) by purchasing a “tail” policy from an insurer with the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms with respect to coverage and in amounts that are no less favorable in the aggregate than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.
(d)    The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 4.8 shall be joint and several.
(e)    If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 4.8.
(f)    The obligations set forth in this Section 4.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 4.8(c) (and their heirs and representatives), each, an “Other Indemnified Party”) without the prior written consent of such affected Indemnified Party or Other Indemnified Party. Each of the Indemnified Parties and Other Indemnified Parties are intended to be third party beneficiaries of this Section 4.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and Other Indemnified Parties under this Section 4.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity);
(g)    This Section 4.8 shall survive consummation of the Merger and the Effective Time. This Section 4.8 is intended to benefit, and may be enforced by, the Indemnified Parties, the Other Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.
(h)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.8 is not prior to or in substitution for any such claims under such policies.
Section 4.9    Stockholder Consent; Stockholder Notice.
(a)    Promptly following the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall submit a form of irrevocable written consent attached hereto as Exhibit B to record holders of more than 50% of the aggregate voting power of the Company Common Stock (such written consent, as duly executed and delivered by all such record holders, the “Stockholder Consent”), which Stockholder Consent shall be irrevocable. As soon as practicable upon receipt of the Stockholder Consent, the Company will provide Parent with a pdf copy or facsimile of such Stockholder Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Organizational Documents.
(b)    Within fifteen (15) Business Days after receipt of the Stockholder Consent, the Company shall mail to each of its stockholders a notice describing, among other things, the

Transactions and containing the notices of action by written consent required by Section 228(e) of the DGCL and of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (the “Stockholder Notice”). Parent shall reasonably cooperate with the Company with the preparation of the Stockholder Notice and shall furnish to the Company all information concerning Parent, requested by the Company, that is reasonably requested or customary for inclusion in the Stockholder Notice. The Company shall provide Parent a reasonable opportunity to review and comment upon the Stockholder Notice prior to the mailing thereof to the stockholders of the Company. The Company shall be responsible for and pay all expenses incurred in connection with the printing and mailing of the Stockholder Notice.
Section 4.10    Debt Payoff Letter. Prior to or at the Closing, the Company shall deliver an executed payoff letter (the “Debt Payoff Letter”) in customary form for the Company Revolving Credit Facility (a draft of which shall be provided to Parent no later than two (2) Business Days prior to the Closing Date). For the avoidance of doubt, Parent and its Subsidiaries shall provide the funds necessary for the payment in full of the Company Revolving Credit Facility and any other amounts payable under the Debt Payoff Letter.
Section 4.11    Treatment of Company Indenture.
(a)    If requested by Parent, the Company shall use its reasonable best efforts, to the extent permitted by the Indenture, dated as of November 13, 2012, as supplemented, among the Company, the guarantors named therein, and The Bank of New York, as trustee and collateral agent (the “Trustee”), and the 10.5% Senior Secured Notes due 2017 (the “Existing Notes”), to (A) substantially simultaneously with the Closing, issue a notice of redemption for all of the outstanding aggregate principal amount of such Existing Notes, pursuant to the provisions of the Company Indenture at a time designated by Parent but no earlier than the Closing Date, and (B) take any other actions (including delivering such officer’s certificates and legal opinions as may be reasonably requested by Trustee) at and after the Effective Time reasonably requested by Parent to facilitate the satisfaction and discharge of such Existing Notes and the release of any Liens in connection therewith pursuant to the provisions of the Company Indenture and the other provisions of the Company Indenture applicable thereto at a time designated by Parent but no earlier than the Closing Date; provided, that substantially simultaneously to the Company’s being required to issue such notice of optional redemption, Parent shall have, or shall have caused to be, deposited with the Trustee under the Company Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any Existing Notes pursuant to the preceding sentence are referred to collectively as the “Satisfaction and Discharge” of such Existing Notes. The Company shall, and shall cause its Subsidiaries and Representatives to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the Satisfaction and Discharge of any the Existing Notes identified to the Company by Parent at any time. Upon completion of the Satisfaction and Discharge, the Company shall use its reasonable best efforts to cause the Trustee to promptly deliver to the Company and Parent an acknowledgment that the Satisfaction and Discharge has been completed and that the Liens securing the Existing Notes have been released.

(b)    Parent shall prepare all necessary and appropriate documentation in connection with the Satisfaction and Discharge (including such officer’s certificates and legal opinions as may be reasonably requested by Trustee), and the Company shall have a reasonable opportunity to review and comment upon such documents.
Section 4.12    Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent of any litigation related to this Agreement, the Merger or the other Transactions that is brought against the Company or any members of the board of directors of the Company after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof, including by facilitating meetings between counsel of the Company and counsel of Parent and as promptly as reasonably practicable and diligently responding to inquiries with respect to any Transaction Litigation made by Parent. The Company shall give Parent, at Parent’s sole cost and expense, the opportunity to participate in the defense, settlement or compromise of any Transaction Litigation. The Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 4.12, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the litigation and the Company will reasonably consult with Parent regarding the defense, settlement or compromise of any Transaction Litigation and consider Parent’s views with respect to any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected).
Section 4.13    Director and Officer Resignations. The Company shall cause to be delivered to Parent resignations executed by each director and officer of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors or officers identified by Parent in writing to the Company two (2) Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.
ARTICLE 5.    CONDITIONS TO THE MERGER
Section 5.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a)    Stockholder Approval. The Company Stockholder Approval shall have been obtained;
(b)    PSC Consents and FCC Consents. The PSC Consents and FCC Consents set forth in Sections 4.3(b)(i)(A), 4.3(b)(i)(B), 4.3(b)(ii) and 4.3(b)(iii) of the Company Disclosure Schedule (except as may otherwise be indicated on such Sections of the Company Disclosure Schedule), shall have been obtained from, or in the case of PSC Consents or FCC Consents that only require notification to a State PSC or the FCC, respectively, made to, the applicable State PSCs or the FCC, respectively, and any conditions thereof shall have been satisfied and such PSC Consents and FCC Consents shall be in full force and effect, unless waived by Parent; and

(c)    No Injunctions or Restraints. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing, and no law shall have been enacted since the date of this Agreement and shall remain in effect, that prohibits the consummation of the Merger; provided, however, that prior to invoking this provision, the relevant party shall have complied with its obligations under Section 4.3.
Section 5.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 2.1 (Due Organization and Good Standing; Subsidiaries), Section 2.6(a) (No Material Adverse Effect), Section 2.19 (Authority; Binding Nature of Agreement), Section 2.22 (Board Approval) and Section 2.24(a) (Brokers) of this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company set forth in Section 2.3 (Capitalization, Etc.), Section 2.4(d) (Cash and Indebtedness) and Section 2.24(b) (Expenses of Advisors) of this Agreement shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than de minimis inaccuracies, and (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (except for representations and warranties that are qualified as to materiality, Material Adverse Effect or other materiality qualifiers, which shall be true and correct in all respects when read without such materiality, Material Adverse Effect or other materiality qualifiers), as of the date hereof and on and as of the Closing Date as if made at and as of date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
(c)    No Material Adverse Effect. Since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had and would be reasonably expected to have, a Material Adverse Effect.
(d)    Dissenting Shares. Not more than 20% of the outstanding shares of Company Common Stock shall constitute Dissenting Shares.
(e)    Delivery of Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer, Chief Operating Officer

or an Executive Vice President, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.
Section 5.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects (except for representations and warranties that are qualified as to materiality or other materiality qualifiers, which shall be true and correct in all respects when read without such materiality or other materiality qualifiers), as of the date hereof and on and as of the Closing Date as if made at and as of date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair or materially delay the ability of Parent to consummation of the Transactions.
(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c)    Delivery of Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer, Chief Financial Officer or an Executive Vice President, certifying to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.
Section 5.4    Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform, in any material respect, any of its obligations under this Agreement.
ARTICLE 6.    TERMINATION
Section 6.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger by the stockholders of the Company, provided, that any termination pursuant to Section 6.1(d), Section 6.1(e) or Section 6.1(f) may only occur prior to obtaining the Company Stockholder Approval):
(a)    by mutual written consent of the Company and Parent;
(b)    by either the Company or Parent if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was caused by or resulted from the breach of any representations, warranties, covenants or other agreements of such party (and, in the case of Parent, Merger Sub) contained in this Agreement;

(c)    by either the Company or Parent if any injunction or other order having the effect set forth in Section 5.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such injunction or other order was caused or resulted from the breach of any representations, warranties, covenants or other agreements of such party (and, in the case of Parent, Merger Sub) contained in this Agreement;
(d)    by Parent, at any time prior to the Company Stockholder Approval, if the board of directors of the Company shall have effected a Change of Recommendation pursuant to Section 4.2(e);
(e)    by the Company, at any time prior to the Company Stockholder Approval, after complying with the procedures set forth in Section 4.2(e), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;
(f)    by Parent, at any time prior to the Company Stockholder Approval, if the board of directors of the Company shall approve, adopt or recommend a Superior Proposal or the Company shall have executed any Alternative Acquisition Agreement relating to a Superior Proposal;
(g)    by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not reasonably be expected to be satisfied, or is incapable of being satisfied, by the End Date; (ii) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company; and (iii) if such inaccuracy is capable of being cured by the Company by its exercise of reasonable best efforts, at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy shall not have been cured; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(g) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 5.3(a) or Section 5.3(b);
(h)    by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not reasonably be expected to be satisfied, or is incapable of being satisfied, by the End Date; (ii) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Merger Sub; and (iii) if such inaccuracy is incapable of being cured by Parent or Merger Sub by its exercise of reasonable best efforts, at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy shall not have been cured; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b);
(i)    by Parent if: (i) any covenant or agreement of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not reasonably be expected to be satisfied, or is incapable of being satisfied, by the End Date; (ii) Parent shall have delivered to the Company written notice of the breach of such covenant of the Company; and (iii) if such breach is capable of being cured by the Company by its exercise of reasonable best efforts, at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 6.1(i) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 5.3(a) or Section 5.3(b);
(j)    by the Company if: (i) any covenant or agreement of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not reasonably be expected to be satisfied, or is incapable of being satisfied, by the End Date; (ii) the Company shall have delivered to Parent written notice of the breach in such covenant of Parent; and (iii) if such breach is capable of being cured by Parent or Merger Sub by its exercise of reasonable best efforts, at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(j) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach would result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b); or
(k)    by Parent if the Stockholder Consent shall not have been delivered to Parent by the Company prior to 11:59 p.m. (New York City time) on the first (1st) Business Day following the date of this Agreement.
Section 6.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be void and of no further force or effect without any liability of any party to another party; provided, however, that: (i) the Confidentiality Agreement (to the extent provided therein) and this Section 6.2, Section 6.3, Section 7.5, Section 7.6, Section 7.7and Section 7.9 shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from any liability for any Willful Breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.
Section 6.3    Termination Fee.
(a)    In the event that:
(i)    this Agreement is terminated (A) by Parent pursuant to Section 6.1(d) or Section 6.1(f), (B) by Parent pursuant to Section 6.1(i) that arises out of a Willful Breach of Section 4.2, or (C) by the Company pursuant to Section 6.1(e), then the Company shall pay to Parent in immediately available funds the Company Termination Fee. In the event this Agreement is terminated by Parent pursuant to Section 6.1(k), then the Company shall pay to Parent in immediately available funds an amount equal to 50% of the Company Termination Fee (the “Reduced Company Termination Fee”). The Company shall pay (or cause to be paid) to Parent the Company Termination Fee or the Reduced Company Termination Fee, as applicable, by wire transfer, in the case of a termination by Parent, within five (5) Business Days of such termination and in the case of termination by the Company, on the date of, and concurrently with, such termination; or
(ii)    (A) this Agreement is terminated by (x) Parent or the Company pursuant to Section 6.1(b) (but only if the Company Stockholder Approval has not yet been obtained) or Section 6.1(k), (y) by Parent pursuant to Section 6.1(g) or Section 6.1(i), (B) any Alternative Acquisition Proposal has been made known to the Company or publicly announced by any Person (other than by Parent, Merger Sub or their respective Affiliates) and, in either case, not withdrawn after the date of this Agreement but prior to such termination and (C) within twelve (12) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Alternative Acquisition Proposal or an Alternative Acquisition Proposal is consummated (provided, that for purposes of clause (C), the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”), then concurrently with the occurrence of the applicable event in clause (C), the Company shall pay (or cause to be paid) to Parent the Company Termination Fee (or, if this Agreement is terminated by Parent pursuant to Section 6.1(k), then the Company shall pay (or cause to be paid) to Parent an amount equal to the Company Termination Fee, less the Reduced Company Termination Fee already paid to Parent pursuant to Section 6.3(a)(i)), by wire transfer, it being understood that in no event shall the Company be required to pay (or cause to be paid) the Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount in immediately available funds equal to $4,550,000.
In the event that this Agreement has been terminated in accordance with its terms and Parent or its designee shall have received full payment pursuant to this Section 6.3(a), the receipt of the Company Termination Fee or the Reduced Company Termination Fee, as applicable, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company arising out of or in connection with this Agreement, the Transactions or any matters forming the basis for such termination; provided, however, in the event of a Willful Breach by the Company of any of its representations, warranties, covenants and agreements set forth in this Agreement, Parent’s remedy shall not be limited to receipt of the Company Termination Fee or the Reduced Company Termination Fee, as applicable.
(b)    Each of the parties hereto acknowledges that the agreements contained in this Section 6.3are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 6.3, and, in order to obtain the payment, Parent commences an action which results in a judgment against the Company for the payment set forth in this Section 6.3, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
ARTICLE 7.    MISCELLANEOUS PROVISIONS
Section 7.1    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.
Section 7.2    Waiver.
(a)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 7.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.
Section 7.4    Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.
Section 7.5    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Any action among or between any of the parties arising out of or relating to this Agreement shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.9 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 7.6    Remedies; Specific Performance.
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 7.6, it is agreed that, prior to the termination of this Agreement pursuant to Article 6, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. In furtherance of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, (i) the Company shall be entitled to specific performance (A) to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by Parent and (B) to cause Parent to consummate the Transactions contemplated hereby including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement if (x) all conditions in Section 5.1 and Section 5.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (y) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, and (z) the Company has irrevocably confirmed that if specific performance is granted, then the Closing will occur, and (ii) Parent shall be entitled to specific performance (A) to enforce specifically the terms and provisions of and to prevent or cure breaches of this Agreement by the Company and (B) to cause the Company to consummate the Transactions contemplated hereby including to effect the Closing in accordance with the terms and subject to the conditions in this Agreement if (x) all conditions in Section 5.1 and Section 5.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (y) the Company fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, and (z) Parent has irrevocably confirmed that if specific performance is granted, then the Closing will occur.
(c)    The right of specific enforcement is an integral part of the Transactions and each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party (including, without limitation, any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.6. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.6.
Section 7.7    Payment of Expenses. Except as set forth in Section 4.3(f) and Section 4.11, whether or not the Merger is consummated, each party hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the Transactions.
Section 7.8    Assignability; Third Party Rights.
(a)    Subject to Section 7.8(b), this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns.
(b)    Except as set forth in the final sentence of this Section 7.8(b), nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time: (i) each Person who holds shares of Company Common Stock immediately prior to the Effective Time shall have the right to receive the Per Share Amount for each such share in accordance with the terms of this Agreement; (ii) the Indemnified Parties and Other Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 4.8; and (iii) the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent’s or Merger Sub’s Willful Breach of any of its representations, warranties, covenants or agreements in this Agreement and Parent or Merger Sub remains liable therefor pursuant to Section 6.2, which right is hereby acknowledged by Parent and Merger Sub.
Section 7.9    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed effective upon receipt or refusal if given or made as follows: (a) if sent by registered or certified mail in the United States or for overnight delivery by internationally recognized overnight air courier (such as Federal Express), upon receipt or refusal; and (b) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Parent or Merger Sub:
Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212
Attention: General Counsel
with a copy (which shall not constitute notice) to:

Troutman Sanders LLP
1001 Haxall Point
Richmond, Virginia 23219
Attention: David M. Carter, Esq. and R. Mason Bayler, Jr., Esq.
if to the Company:
Broadview Networks Holdings, Inc.
800 Westchester Avenue
5th Floor, Suite N501
Rye Brook, New York 10573
Attn: General Counsel
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Jeffrey R. Poss, Esq. and Manuel A. Miranda, Esq.
Section 7.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. Notwithstanding the foregoing, the parties intend for the remedies and limitations thereon contained in Section 6.3 and Section 7.6 to be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.
Section 7.11    Obligation of Parent. Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
Section 7.12    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the word “or” shall be disjunctive but not exclusive.
(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
[Remainder of Page Intentionally Left Blank]

The Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.
WINDSTREAM HOLDINGS, INC.
By: /s/ Anthony W. Thomas
Name: Anthony W. Thomas
Title: President and Chief Executive Officer
BEETHOVEN MERGER SUBSIDIARY, INC.
By: /s/ Anthony W. Thomas
Name: Anthony W. Thomas
Title: President and Chief Executive Officer
BROADVIEW NETWORKS HOLDINGS, INC.
By: /s/ Michael K. Robinson
Name: Michael K. Robinson
Title: President and Chief Executive Officer

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and which does not prohibit the Company from complying with its obligations under this Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Alternative Acquisition Proposals or amendments thereto.
“Acquired Entities” means the Company and each of the Company’s direct and indirect Subsidiaries.
A Person shall be deemed to be an “Affiliate” of another Person if such Person controls, is controlled by or is under common control with such other Person. For the purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” shall have a correlative meaning.
“Alternative Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not binding) from any Person (other than Parent or one of its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (a) acquisition, lease exchange, transfer, license, sale or disposition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s net revenues or net earnings or cash flows on a consolidated basis are attributable prior to such transaction, (b) acquisition of 20% or more of the outstanding Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (e) combination of clauses (a)-(d); provided, however, that nothing in this Agreement shall restrict the Company or its Representatives from (x) engaging in discussions and negotiations regarding the refinancing of the Company’s existing Indebtedness with other Indebtedness, mezzanine equity, warrants or similar instruments or with the proceeds of a rights offering to the Company’s stockholders, so long as the Company does not enter into any definitive agreement with respect to any such refinancing (other than engagement letters, confidentiality agreements or similar agreements) or (y) seeking and obtaining one or more waivers from the lenders under the Company’s revolving credit facility and/or bondholders in respect of the indenture governing the Existing Notes.
“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company Contract” means any agreement, contract, lease, instrument, indenture, purchase order, license, sublicense, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any of the Subsidiaries of the Company.
“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.
“Company Property” means any real property and improvements, now or heretofore, owned, leased, occupied or operated by the Company or any of the Subsidiaries of the Company.
“Company Revolving Credit Facility” means the Credit Agreement, dated as of November 13, 2012, by and among Seller, Broadview Networks, Inc., ARC Networks, Inc., BridgeCom Solutions Group, Inc., various lenders party thereto from time to time and CIT Finance LLC, as administrative agent.
“Company SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements and any other documents, each as amended, filed by the Company with, or furnished by the Company to, the SEC since January 1, 2014.
“Company Warrant” means each of the Company’s (i) Series A-1 Warrants issued on November 13, 2012 and (ii) Series A-2 Warrants issued on November 13, 2012.
“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of November 21, 2016, between Parent and the Company, as it may be amended from time to time.
“End Date” means October 12, 2017.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).
“Equity Interests” in any Person means any direct or indirect ownership interest in such Person, including any ownership interests evidenced by shares of capital stock, membership interests or partnership interests and any options, warrants, convertible securities, calls, pre-emptive rights, subscription rights or other rights, agreements, arrangements or commitments of any kind obligating such Person to issue or sell any ownership interests in such Person and any security convertible into or exchangeable for any of the foregoing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCC” means the Federal Communications Commission.

“FCC Consents” shall mean such consents from, or registrations, declarations, notices or filings required to be made to or with, the FCC in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate and make effective the Merger and the other Transactions, all of which FCC Consents are listed on Section 4.3(a) of the Company Disclosure Schedule.
“GAAP” means U.S. generally accepted accounting principles.
“Governmental Authorization” means any permit, license, registration, qualification or authorization granted by any Governmental Entity.
“Governmental Entity” means any federal, state or local governmental authority.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or other similar debt instruments, the payment of which such Person is responsible or liable; (iii) all reimbursements, payments or similar obligations in respect of banker’s acceptances, surety bonds, interest rate protection agreements, swap agreements, hedge agreements, foreign exchange contracts or similar agreements; (iv) all obligations of such Person as lessee that have been recorded as capital leases under GAAP; (v) all obligations of such Person to pay the deferred purchase price of property, equipment or services (other than accounts payable or accrued expenses in the ordinary course of business); (vi) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired; (vii) all reimbursements, payments or similar obligations, contingent or otherwise, letter of credit or similar facilities; (viii) any quasi debt items such as off balance sheet financing arrangements, syndicated leases or other off balance sheet liabilities owed to third parties, the purpose or effect of which is to defer, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Person, (ix) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which such Person is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or “keep-well” arrangements, or for the payment of which such Person’s property is subject to any Lien (even though the Person may not have assumed or become liable for the payment of such indebtedness); and (x) any unpaid interest, premiums, penalties, other fees and expenses, and any other amounts owing that are required to be paid by such Person in respect of indebtedness described in clauses (i) through (ix) above.
“IP Rights” means (a) patents and pending patent applications (including all provisionals, divisionals, continuations, continuations-in-part, extensions, re-examination and reissue patents), utility models, inventors’ certificates, invention disclosures and designs (whether patentable or unpatentable and whether or not reduced to practice), and any improvements thereto; (b) all trademarks, service marks, trade names, trade dress, product names and slogans both registered and unregistered, and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (c) all copyrights in copyrightable works and all other ownership rights in any works of authorship, any derivations thereof and all moral rights appurtenant thereto and all applications and registrations thereof; (d) all registered, reserved and unregistered domain names, uniform resource locators, adwords and keywords; (e) all computer and electronic data, documentation and software, including both source and object code, tools and tool kits, computer and database applications and operating programs; (f) all rights relating to the use of any name, image or likeness of any Person or the portrayal of a Person, either individually or together with others; (g) all trade secrets and confidential business, technical and proprietary information, including ideas, research notes, development notes, know-how, residuals, formulas, business methods and techniques, customer lists, supplier lists, and marketing, financial and pricing data; (h) the right to sue both in equity and for past, present and future damages of any or all of the foregoing; (i) all existing copies and tangible embodiments of any or all of the foregoing, in whatever form or medium; (j) all right, title and interest in and to any website(s), including the framework and infrastructure of such website(s), the layout design and the “look and feel” thereof, all related software, source code and object code, all CGI, HTML, XML or other coding, all scripts and applets, all web graphics and data, all navigational buttons, all server configurations, and any and all attendant intellectual property rights therein; and (k) all other intellectual property rights relating to any or all of the foregoing including any renewals, continuations or extensions thereof.
“Knowledge” (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the persons listed in Exhibit A of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry, of any of the persons listed in Exhibit A of the Parent Disclosure Schedule.
“Legal Requirement” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its properties, rights or other assets, as amended unless expressly specified otherwise.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, adverse ownership interest or other similar adverse claim of any kind in respect of such property or asset.
“Management Incentive Plan” means the Company’s Management Incentive Plan described in Section 2.14(a) of the Company Disclosure Schedule.
“Material Adverse Effect” means, on or with respect to the Company, (i) any change, effect, event, development, fact, condition, circumstance or occurrence that would prevent or materially impair or materially delay the consummation of the Transactions or (ii) a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in each case with respect to clause (ii) only, excluding any change, effect, event, development, fact, condition, circumstance or occurrence resulting from: (a) the announcement, pendency or anticipated consummation of the Transactions, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or any Transaction Litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the Transactions; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the telecommunications industry or in any industry sector in which any of the Acquired Entities operates or participates; (d) a change, in and of itself, in the Company’s stock price or trading volume; (e) any natural or man-made disaster, pandemic, social unrest, act of terrorism, sabotage, military or police action or war, or any escalation or worsening thereof; (f) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (g) changes in general legal, regulatory or political conditions; (h) changes in GAAP or applicable Legal Requirements or the interpretation thereof; or (i) the taking of any action, or any failure to act, as required by this Agreement or, consented to in writing by Parent, except with respect to clauses (b), (c), (g) and (h), to the extent, and only to the extent such change, effect, event, development, fact, condition, circumstance or occurrence is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industry in which the Company and its Subsidiaries operate.
“Ordinary Course Inbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a non-exclusive license granted to the Company or any of the Subsidiaries of the Company for generally commercially available off-the-shelf software involving payment by the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.
“Ordinary Course Outbound License” means a currently effective agreement of the Company or any of the Subsidiaries of the Company entered into in the ordinary course of business that is a (i) non-exclusive object code license to Owned Company IP granted to customers, resellers and distributors under a Company Contract or (ii) non-exclusive license granted to contractors or vendors to use Owned Company IP for the benefit of the Company or any of the Subsidiaries of the Company, in each case involving revenue to the Company or any Subsidiary of the Company of not more than $250,000 during the last twelve (12) months.
“Owned Company IP” means all IP Rights that are owned or purported to be owned by the Company or any of its Subsidiaries and are material to the conduct of the businesses of the Company or any of its Subsidiaries as currently conducted.
“Parent SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements and any other documents, each as amended, filed by Parent with, or furnished by Parent to, the SEC since January 1, 2014.
“Permitted Liens” means the following liens: (a) liens that secure debt that is reflected on the last consolidated balance sheet included in the Company Financial Statements; (b) liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, repairmen and other liens imposed by any Legal Requirement and in the ordinary course of business for amounts not yet due; (d) liens incurred or deposits made to a Governmental Entity in connection with any governmental licenses, franchises, permits, certificates, consents, orders, approvals, filings or other similar authorizations or notifications required under applicable Legal Requirements; (e) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) zoning, building and other generally applicable land use restrictions; and (g) liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which the Company or any of its Subsidiaries has easement rights, in each case solely to the extent that such lien is not attributable to, or does not result from, any material act or omission by the Company or its Subsidiaries.
“Person” means any individual or Entity.
“PSC Consents” shall mean such consents from, or registrations, declarations, notices or filings required to be made to or with, State PSCs in order to effect the transfer of control of the Company Licenses or as are otherwise necessary to consummate and make effective the Merger and the other Transactions, all of which PSC Consents are listed in Section 4.3(a) of the Company Disclosure Schedule.
“SEC” means the United States Securities and Exchange Commission.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person owns, directly or indirectly, at least 50% of the outstanding equity, voting or financial interests in such Entity.
“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that the board of directors of the Company has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any offer by Parent, in accordance with Section 4.2(e), to modify the terms of the Transactions); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.”
“Tax” or “Taxes” means, with respect to any Entity,  all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other similar taxes or assessments of any kind whatsoever, together with all interest, penalties and additions to tax imposed by any taxing authority (domestic or foreign) on such Entity.
“Tax Returns” means any return, report, information return, form, declaration, statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements, regulations or administrative requirements relating to any Tax, including any attachments, amendment; or supplements thereto.
“Telecommunications Regulatory Authorities” means the FCC, the State PSCs and all other Governmental Entities that regulate telecommunications in the jurisdictions in which the Acquired Entities conduct business as of the date of this Agreement.
“Transaction Bonuses” means the Company’s Transaction Bonuses described in Section 2.14(a) of the Company Disclosure Schedule.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.
“Willful Breach” means (i) a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement or (ii) fraud.

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